Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

among

ESSILOR INTERNATIONAL,

1234 ACQUISITION SUB INC.

and

FGX INTERNATIONAL HOLDINGS LIMITED

Dated as of December 15, 2009

i

AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2009 (the “Agreement”), among Essilor International, a French société anonyme (“Parent”), 1234 Acquisition Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and FGX International Holdings Limited, a British Virgin Islands business company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company has, by resolution and in accordance with Section 170 of the BVI Business Companies Act, 2004 (as amended, the “BC Act”) of the British Virgin Islands, approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has approved and declared the advisability of this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Parent has approved this Agreement and the Merger in accordance with the laws of France; and

WHEREAS, as a condition and further inducement to Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company concurrently herewith are entering into one or more support agreements with Parent (the “Support Agreements”) pursuant to which each such shareholder has irrevocably agreed, among other things, to take all actions necessary to approve the Merger, this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Business Day” shall mean each day which is neither a Saturday, a Sunday nor any other day on which the SEC or banking institutions in New York, New York or Paris, France are authorized or obligated by Law or required by executive order to be closed.

“capital stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common or ordinary shares of such Person, and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any regulations thereunder.

“Company Material Adverse Effect” means any development, change, event, circumstance or effect (any such item, an “Effect”), individually or in the aggregate with all other Effects, that (i) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby, including the Merger; provided, however, in no event shall any Effect resulting from or arising out of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (A) any changes in national or world economic or political conditions or the national or foreign financial, credit or securities markets as a whole; (B) any changes that affect generally the sunglass and non-prescription reading glass industry (except to the extent that such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other participants in the sunglass or non-prescription reading glass industry); (C) any outbreak or escalation of hostilities or war or any act of sabotage or terrorism, or any escalation or worsening of such acts, or any earthquakes, hurricanes, tornados, other wind storms, floods or other natural disasters, except in the event, and only to the extent, of any damage or destruction to or losses of the Company’s or any of its Subsidiaries’ physical properties; (D) any action taken or not permitted to be taken pursuant to the express terms and conditions of this Agreement or taken or requested not to be taken at the express written direction or with the express written consent of Parent or Merger Sub; (E) changes in GAAP or any Law or interpretation or application of the foregoing; (F) any failure, in and of itself, by the Company to meet any internal or external projections, forecasts or revenue or earnings predictions for any period (unless such failure is due to a circumstance that would separately constitute a Company Material Adverse Effect); (G) the suspension of trading in securities on the New York Stock Exchange or the NASDAQ Global Market or a decline in the price, or a change in the trading volume, of the Company Ordinary Shares on the NASDAQ Global Market (unless such suspension, decline or change is due to a circumstance that would separately constitute a Company Material Adverse Effect); (H) any shareholder litigation or threatened shareholder litigation, in each case, arising from allegations of a breach of fiduciary duty or similar obligations in connection with this Agreement or the transactions contemplated hereby, including the Merger; or (I) the execution or announcement of this Agreement or the transactions contemplated hereby, including the Merger, or that is directly attributable to the identity or business of Parent or its Subsidiaries, including any impact on relationships, contractual or otherwise, with customers, suppliers, or employees.

“Credit Agreement” means the Revolving Credit and Term Loan Agreement among the Company, certain Subsidiaries of the Company, SunTrust Bank, as Administrative Agent, as issuing bank and as swingline lender, and a syndicate of banks and other financial institutions, dated as of December 19, 2007, as amended from time to time.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Law, including any permits, relating to protection of human health or the environment (including ambient air, surface water, ground water, surface or subsurface strata natural resources), the management, Release, or threatened Release of Hazardous Materials, or to health and safety, but solely as relates to exposure to Hazardous Materials.

“Governmental Authority” means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, court or tribunal, or other entity), (d) multinational organization or body, or (e) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all substances or materials prohibited, limited or regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law, including (a) petroleum, crude oil or any fraction thereof, asbestos-containing materials, radon, polychlorinated biphenyls or infectious or medical wastes, and (b) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“Indebtedness” means, without duplication, (i) all indebtedness, notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations of the Company and its Subsidiaries for borrowed money, whether current, short-term, or long-term, secured or unsecured, other than intercompany indebtedness, (ii) all indebtedness of the Company and its Subsidiaries for the deferred purchase price for purchases of property or assets (other than inventory in the ordinary course of business), (iii) all lease obligations of the Company and its Subsidiaries under leases that are capital leases in accordance with GAAP, (iv) any obligations of the Company or its Subsidiaries in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit or documentary letters of credit in support of trade payables, in each case incurred by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice), and (v) any indebtedness referred to in clauses (i) through (iv) above of any Person other than the Company or any of its Subsidiaries that is either guaranteed by, or secured by any Lien (other than Permitted Liens) upon any material property or assets owned by, the Company or any of its Subsidiaries.

“Knowledge” (or words of similar import) means (i) with respect to the Company, the actual knowledge of the Persons listed on Section 1.1 of the Company Disclosure Schedule, and (ii) with respect to Parent, the actual knowledge of Parent’s executive committee members, in each case of clause (i) and (ii), after due inquiry under the circumstances of any Persons directly reporting to such Persons.

“Law” with respect to any Person means any applicable foreign or U.S. federal, state, provincial, local, municipal or other Governmental Authority law, statute, code, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means (i) any mortgage, pledge, security interest, encumbrance, easement, restrictive covenant, lien, adverse claim, right or option to purchase, preemptive right or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), or (ii) any subordination arrangement (other than arising in the ordinary course of business) in favor of another Person.

“Permitted Lien” means all (i) Liens for utilities and Taxes that have not become delinquent or are being contested in good faith or that may hereafter be paid without interest or penalty; (ii) Liens reflected or reserved against or otherwise disclosed on the Company’s financial statements; (iii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business with respect to obligations that have not become delinquent or are being contested in good faith; (iv) easements, restrictive covenants and similar encumbrances or impediments against any assets or properties of an entity and that individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property to which they apply and do not materially reduce the value of the property to which they apply, including all exceptions to any existing title insurance coverage for the Owned Real Property that customarily or of necessity are not or cannot be removed (such as rights or instruments that are recorded against the Owned Real Property as reflected therein); (v) licenses of Intellectual Property; and (vi) Liens created by the Credit Agreement.

“Person” means an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization or other entity, and a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all U.S. or non-U.S. federal, state or local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Release” means any release, spill, emission, discharge, leaking, dumping, injection, pouring, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Subsidiary” of any Person shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the outstanding voting securities are, at the relevant time, directly or indirectly, owned by such Person, (ii) such Person or any Subsidiary of such Person is a general partner, or (iii) a majority of the ownership interests having the power to govern or elect members of the applicable governing body of such entity is at the time owned or controlled, directly or indirectly, by such Person or any Subsidiary of such Person; provided, however, that (i) AAi/Joske’s. S. de R.L. de C.V. (“Joskes”) shall not be a Subsidiary of the Company for any purposes of Article IV of this Agreement and (ii) for purposes of Section 6.1 of this Agreement as such Section 6.1 relates to Joskes, neither the Company nor Joskes shall be deemed to be in breach of any provision of Section 6.1 so long as (A) the representatives of the Company on the Board of Managers of Joskes or (B) the Company, as a member of Joskes, does not (x) vote in favor of any of the actions prohibited by Section 6.1 of this Agreement or (y) otherwise take any affirmative action to cause Joskes to take any of the actions prohibited by Section 6.1 of this Agreement, in each case without the prior written consent of Parent.

“Tax” means any net income, alternative or add on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, as well as any liabilities under any state abandonment or unclaimed property, escheat or similar laws, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Governmental Authority, whether disputed or not.

“Tax Return” means any return, report or similar filing required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 1.2 OTHER DEFINED TERMS. The following terms have the meanings assigned to such terms in the pages of this Agreement set forth below:

Page
Actions	54
Adverse Antitrust Action	54
Affiliate	1
Agreement	1
Articles of Merger	9
BC Act	1
Book-Entry Shares	12
Business Day	2
Cancelled Shares	11
capital stock	2
Certificates	12
Closing	9
Closing Date	9
Code	2

Company	1
Company Alternative Proposal	47
Company Benefit Plan	23
Company Change in Recommendation	46
Company Consolidated Group	27
Company Disclosure Schedule	16
Company Incentive Plans	14
Company Intellectual Property	28
Company Material Adverse Effect	2
Company Material Contract	30
Company Meeting	50
Company Ordinary Shares	10
Company Permits	21
Company Recommendation	50
Company SEC Documents	19
Company Shareholder Approval	18
Company Stock Option	14
Company Superior Proposal	48
Confidentiality Agreement	44
Continuing Employees	50
Contract	18
Copyrights	28
Credit Agreement	3
Deferred Compensation Plan	50
Delaware Law	3
Delaware Secretary	9
Dissenting Shares	11
Domain Names	28
Effect	2
Effective Time	9
Environmental Law	3
ERISA	23
ERISA Affiliate	24
Exchange Act	18
Exchange Fund	12
FCPA	35
FDA	21
FDCA	21
Foreign Benefit Plan	26
GAAP	19
Government Approvals	18
Governmental Authority	3
Hazardous Materials	3
HSR Act	18
Indebtedness	3
Indemnitee	55

Indemnitees	55
Insurance Policies	33
Intellectual Property	28
IPO Date	19
Joskes	5
Knowledge	3
Law	4
Leased Real Property	32
Lien	4
Lockup Shareholder	57
Merger	1
Merger Consideration	10
Merger Sub	1
New York Courts	64
Option Consideration	15
Order	19
Owned Real Property	32
Parent	1
Parent Disclosure Schedule	36
Parent Material Adverse Effect	37
Patents	28
Paying Agent	12
Permitted Lien	4
Permitted SEC Disclosure	16
Person	4
Pre-Closing Tax Period	4
Proxy Statement	49
Qualifying Transaction	62
Real Property	32
Recommendation Change Notice	46
Recommendation Change Notice Period	47
Registrar	9
Regulatory Law	4
Release	4
Representatives	43
Restraint	57
Restricted Stock Unit	15
RSU Consideration	15
Sarbanes-Oxley Act	20
SEC	19
Second Request	62
Securities Act	19
Share	10
Shares	10
Software	28
Subsidiary	5

Superior Proposal Notice	60
Superior Proposal Notice Period	60
Support Agreements	1
Surviving Corporation	9
Tax	5
Tax Return	5
Termination Date	59
Termination Fee	61
Trade Secrets	28
Trademarks	28
Transaction Expense Cap	62
Transaction Expenses	62

Section 1.3 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(b) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement.

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(e) References to “$” and “dollars” are to U.S. dollars.

(f) No summary of this Agreement or any Exhibit attached hereto or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Exhibit or Schedule.

ARTICLE II

THE MERGER

Section 2.1 THE MERGER. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the BC Act and Delaware Law, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and an indirect wholly-owned subsidiary of Parent.

Section 2.2 CLOSING. Unless this Agreement shall have been terminated in accordance with Section 8.1 and subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, 222 East 41st Street, New York, New York at 10:00 a.m., local time, as promptly as practicable, which shall be no later than the fifth Business Day after the satisfaction or waiver (by the party entitled to grant such waiver and to the extent permitted by applicable Law) of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by action at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” No earlier than two Business Days prior to the Closing, upon the written request of Parent, the Company will take the actions specified in Section 2.2 of the Parent Disclosure Schedule (with such actions to be effective as of midnight on the day prior to the date of the Effective Time, but such actions shall in any event be conditioned on the subsequent occurrence of the Effective Time); it being understood and agreed by the parties that the contents of Section 2.2 of the Parent Disclosure Schedule may be amended by Parent after the date of this Agreement (with the consent of the Company, not to be unreasonably withheld) to take into account any additional capital gain or income producing contracts that are identified by Parent and the Company pursuant to Section 6.2(d) of this Agreement.

Section 2.3 EFFECTIVE TIME. On the Closing Date and subject to the terms and conditions hereof, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing articles of merger in such form as is required by, and executed in accordance with, the BC Act and Delaware Law (the “Articles of Merger”) with the BVI Registrar of Corporate Affairs (the “Registrar”) and the Secretary of State of the State of Delaware (the “Delaware Secretary”), and make all other filings or recordings required pursuant to Section 171 of the BC Act or by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly registered by the Registrar and filed with the Delaware Secretary, or at such later time as the parties shall agree (subject to the requirements of the BC Act and Delaware Law) and as shall be set forth in the Articles of Merger (such date and time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 2.4 EFFECTS OF THE MERGER. The terms and conditions of the Merger and its effects shall be as provided in this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation, in so far as

is consistent with its Memorandum of Association and Articles of Association, shall have all rights, privileges, immunities, powers, objects and purposes of each of the Company and Merger Sub, all the assets of every description shall vest in the Surviving Corporation, and all debts, claims, liabilities and obligations of the Company and Merger Sub shall become the debts, claims, liabilities and obligations of the Surviving Corporation, all as provided under the BC Act and Delaware Law.

Section 2.5 MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION. At the Effective Time, the Memorandum of Association and Articles of Association of the Company, as in effect immediately prior to the Effective Time, shall be the memorandum of association and articles of association of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 2.6 DIRECTORS. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall at the Effective Time be appointed as directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7 OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES;

TREATMENT OF EQUITY AWARDS

Section 3.1 EFFECT ON SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any securities of the Company or Merger Sub:

(a) CONVERSION OF COMPANY ORDINARY SHARES. Subject to Section 3.1(d), each ordinary share, no par value, of the Company issued and outstanding immediately prior to the Effective Time (such shares collectively, “Company Ordinary Shares” or “Shares” and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided, in Section 3.1(b)) and any Dissenting Shares (as defined, and to the extent provided, in Section 3.1(e)), shall, from and after the Effective Time, thereupon be converted into a right to receive $19.75 in cash, without interest thereon (the “Merger Consideration”); and all Shares that have been thus converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist and no longer be outstanding and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration, without interest thereon, upon surrender of such certificates (or effective affidavits of loss in respect thereof) or, for Book-Entry Shares, upon the updating of the register of shareholders of the Company, in each case in accordance with this Article III.

(b) PARENT AND MERGER SUB OWNED SHARES; TREASURY SHARES. Each Share that is owned, directly or indirectly, by Parent or Merger Sub or any direct or indirect wholly-owned Subsidiary thereof immediately prior to the Effective Time or held by the Company as treasury shares (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) CONVERSION OF MERGER SUB SHARES. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable ordinary share, no par value, of the Surviving Corporation and shall constitute the only outstanding shares of the Surviving Corporation. From and after the Effective Time, the Surviving Corporation shall procure to issue the holders thereof certificates representing the number of ordinary shares of the Surviving Corporation into which such shares of Merger Sub were converted in accordance with the immediately preceding sentence.

(d) ADJUSTMENTS. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Ordinary Shares shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (it being understood that the right of the Company to effect any of the foregoing shall be subject to Section 6.1 hereof), the Merger Consideration shall be equitably adjusted to provide to the holders of Shares, Company Stock Options and Restricted Stock Units the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

(e) DISSENTING SHARES. For the purposes of this Agreement, “Dissenting Shares” means Shares held by holders who duly exercise their right of dissent in relation to the Merger and in accordance with the provisions of Section 179 of the BC Act. At or from the Effective Time, all Dissenting Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of certificates representing Dissenting Shares shall cease to have any rights with respect thereto (including any right to receive such holder’s portion of the aggregate Merger Consideration pursuant to Section 3.1(a) hereof), except for such rights as are granted under Section 179 of the BC Act. Notwithstanding the foregoing, if any holder of Dissenting Shares fails before the Company Meeting or at such meeting but before the vote, to give written objection to the action and of its intention to dissent from the Merger under Section 179 of the BC Act, then the rights of such holder to be paid “fair value” pursuant to Section 179 of the BC Act shall cease to exist, and such Dissenting Shares shall entitle their holder to receive the portion of the aggregate Merger Consideration pursuant to Section 3.1(a) hereof. The Company shall give Parent prompt notice of any notice received by the Company of any shareholder’s intent to exercise dissenter’s rights pursuant to Section 179 of the BC Act, the withdrawal of any such notice and any other documents served upon the Company pursuant to Section 179 of the BC Act. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment with respect to any such exercise of dissenter’s rights or offer to settle or settle any such rights for an amount higher than the Merger Consideration.

Section 3.2 EXCHANGE OF CERTIFICATES.

(a) PAYING AGENT. At or prior to the Closing Date, Parent shall (i) designate the Company’s stock transfer agent (or an Affiliate thereof) or a bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent, to serve as Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of the Shares, cash in U.S. dollars in an amount sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss accompanied by any bond required by Section 3.2(g) in lieu thereof) and non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article III (such cash, and any proceeds thereon, being hereinafter referred to as the “Exchange Fund”).

(b) PAYMENT PROCEDURES.

(i) As soon as reasonably practicable after the Effective Time (but in no event later than (x) two Business Days following the Effective Time with respect to Cede & Co. and (y) five Business Days following the Effective Time with respect to all other holders), Parent will instruct the Paying Agent to mail to each holder of record whose Shares were converted into the Merger Consideration pursuant to Section 3.1, (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss accompanied by any bond required by Section 3.2(g) in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are consistent with the terms of this Agreement), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss accompanied by any bond required by Section 3.2(g) in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or the receipt of an “agent’s message” by the Paying Agent (or such evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive promptly in exchange therefor an amount (subject to any applicable withholding Tax as specified in Section 3.2(b)(iii)) equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-

Entry Shares multiplied by (y) the Merger Consideration, and such Certificates or Book-Entry Shares shall be cancelled. No interest will be paid or accrued on any amount payable upon the surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, any amounts payable upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, is properly endorsed or otherwise in proper form for transfer and is accompanied by all documents required to evidence and effect such transfer and to evidence to the Surviving Corporation’s reasonable satisfaction that any applicable Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender and in accordance with the terms hereof the Merger Consideration as contemplated by this Article III. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the amount of the aggregate Merger Consideration that such holder is entitled to receive pursuant to this Article III.

(iii) Notwithstanding anything to the contrary in this Agreement, each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct or withhold, from the consideration otherwise payable under this Agreement to any holder of Shares, Restricted Stock Units or Company Stock Options such amounts as are required to be withheld or deducted under the Code or any applicable provision of U.S. state, U.S. local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Restricted Stock Units or Company Stock Options in respect of which such deduction and withholding were made.

(c) CLOSING OF REGISTER OF MEMBERS. At the Effective Time, the register of members of the Company shall be closed, and there shall be no further registration of transfers on the register of members of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time, other than to settle transfers of Shares that occurred prior the Effective Time. If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the proper amount pursuant to this Article III, subject to applicable Law in the case of Dissenting Shares.

(d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) and the Surviving Corporation shall remain liable for payment of such holder’s portion of the aggregate Merger Consideration upon due surrender of their Shares.

(e) NO LIABILITY. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered from the Exchange Fund to a public official pursuant to any abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered immediately prior to such date on which the portion of the aggregate Merger Consideration payable to the holder of such Certificate or Book-Entry Share pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of his or her claim in respect of the portion of the aggregate Merger Consideration payable with respect to such Certificate or Book-Entry Share.

(f) INVESTMENT OF EXCHANGE FUND. The Paying Agent shall invest all cash included in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be paid to and be income of Parent or the Surviving Corporation.

(g) LOST CERTIFICATES. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof and, if required by the Surviving Corporation, the posting by such Person of a bond in customary or reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will exchange for such lost, stolen or destroyed Certificate an amount of cash equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 3.3 TREATMENT OF EQUITY AWARDS.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option (a “Company Stock Option”) to purchase Shares, including a Company Stock Option granted under the Company’s Amended and Restated 2004 Key Executive Stock Option Plan and 2007 Incentive Compensation Plan (collectively, the “Company Incentive Plans”) that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will be cancelled and the holder thereof shall receive in consideration for such cancellation and in full settlement of such Company Stock Option, an amount in cash equal to the product of (A) the number of Company Ordinary Shares previously subject to such Company Stock Option and (B) the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option, less any required withholding Taxes (the “Option Consideration”). The Option Consideration shall be paid by the Company through its payroll system (to the extent practicable), or if not practicable checks for such payment shall be drawn by the Surviving Corporation and sent by overnight courier to the holder’s last address on the Company’s records, in each case, as soon as reasonably practicable after the Effective Time (but in no event later than three Business Days following the Effective Time). At the Effective Time, Parent shall pay the aggregate Option Consideration owed to all holders of Company Stock Options to an account or accounts designated by the Company by wire transfer of immediately available funds.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof each restricted stock unit (a “Restricted Stock Unit”) granted under the Company Incentive Plans, that is outstanding immediately prior to the Effective Time (whether vested or unvested), will cease to represent a right or award with respect to Company Ordinary Shares and will be cancelled and be of no further force and effect and the holder thereof shall receive in consideration for such cancellation and in full settlement of such Restricted Stock Unit, an amount in cash equal to the product of (A) the number of Restricted Stock Units and (B) the Merger Consideration, less any required withholding Taxes (“RSU Consideration”). The RSU Consideration shall be paid by the Company through its payroll system (to the extent practicable), or if not practicable checks for such payment shall be drawn by the Surviving Corporation and sent by overnight courier to the holder’s last address on the Company’s records, in each case, as soon as reasonably practicable after the Effective Time (but in no event later than three Business Days following the Effective Time). At the Effective Time, Parent shall pay the aggregate RSU Consideration owed to all holders of Restricted Stock Units to an account or accounts designated by the Company by wire transfer of immediately available funds.

(c) Notwithstanding the foregoing provisions of this Section 3.3, the Company will terminate any and all equity-based plans maintained by the Company or any of its Subsidiaries, subject to and effective as of the Effective Time. The Company will provide Parent evidence of such termination pursuant to resolutions of the Board of Directors of the Company or the Board of Directors of its Subsidiaries, as applicable (the form and substance of such resolutions will be subject to review and reasonable approval of Parent). The Company will take all reasonable actions necessary to effectuate the provisions of this Section 3.3.

(d) All amounts payable pursuant to Section 3.3(a) and Section 3.3(b) shall be subject to any required withholding Taxes or proof of eligibility of exemption therefrom.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed with reasonable specificity in any Company SEC Document filed prior to the date of this Agreement (but excluding (w) any amendment to any such Company SEC Document filed on or after the date of this Agreement, (x) any disclosures that contain cautionary, predictive or forward-looking statements, (y) any disclosures set forth in any section of a Company SEC Document entitled “risk factors” or constituting “forward-looking statements” or any other similar or comparable sections of such filings, and (z) the financial statements and notes thereto included in any such Company SEC Document), in each case such that the relevance of such disclosure in qualifying the representations and warranties of the Company is reasonably apparent on the face of such disclosure (collectively, the “Permitted SEC Disclosure”), or (ii) disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule or any Permitted SEC Disclosure shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 QUALIFICATION; ORGANIZATION. Each of the Company and its Subsidiaries is (a) a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (b) qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except, in each case, where the failure to be so organized, existing, to have such power and authority, or to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Memorandum of Association and Articles of Association and of the analogous constitutive and organizational documents of the Company’s Subsidiaries, each as amended through the date of this Agreement. The Company’s Memorandum of Association and Articles of Association are in full force and effect. Expect as set forth in Section 4.1 of the Company Disclosure Schedule, the Company is not in violation of the provisions of its organizational documents, and none of its Subsidiaries is in material violation of the provisions of its organizational documents.

Section 4.2 OWNERSHIP OF SUBSIDIARIES. Section 4.2 of the Company Disclosure Schedule accurately sets forth for each Subsidiary of the Company: its name, place of incorporation or formation and, if not wholly-owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. All of the outstanding equity interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens), and none of such outstanding equity interests has been issued in violation of any preemptive or similar rights, purchase option, call right or right of first refusal. There are no outstanding options, warrants, calls, stock appreciation rights or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire any equity interests of, any Subsidiary of the Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of any Subsidiary of the Company. The Company does not own any capital stock, membership interests, security or other interest in any Person other than of its Subsidiaries, each of which is set forth in Section 4.2 of the Company Disclosure Schedule.

Section 4.3 SHARES.

(a) As of the date of this Agreement, the Company is authorized to issue 101,000,000 Company Ordinary Shares, of which (A) 22,161,456 Company Ordinary Shares were issued and outstanding (which excludes treasury shares); (B) 630,151 Company Ordinary Shares were held in treasury; (C) 2,639,785 Company Ordinary Shares were authorized and reserved for issuance upon the exercise of Company Stock Options; and (D) 75,840 Company Ordinary Shares were authorized and reserved for issuance upon the settlement of Restricted Stock Units. As of the date of this Agreement, the Company is not authorized to issue any preference shares.

(b) All the outstanding Company Ordinary Shares are, and all Company Ordinary Shares reserved for issuance as specified in Section 4.3(a) shall be, when issued in accordance with the respective terms thereof, (i) issued and granted in compliance with all applicable securities and other applicable Laws, and (ii) duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any preemptive or similar rights, purchase option, call right, right of first refusal or similar rights. All Company Stock Options have been granted in compliance with the terms of the applicable Company Incentive Plans and Company Benefit Plans, with applicable Law, and with the applicable provisions of the Company’s Memorandum of Association and Articles of Association as in effect at the applicable time, and all such Company Stock Options are accurately disclosed as required under applicable Law in the Company SEC Reports, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded).

(c) Expect as set forth in Section 4.3(c) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is contractually obligated to purchase, redeem or otherwise acquire any of its outstanding shares or any voting or equity securities or interests of any of its Subsidiaries. No shareholder of the Company is entitled to any preemptive or similar rights to subscribe for any capital stock of the Company. Except as set forth in Section 4.3(c) of the Company Disclosure Schedule, there is no outstanding voting trust, proxy, shareholder or other agreement to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting, transfer or registration rights of the Company’s capital stock or other voting securities of the Company or any of its Subsidiaries.

(d) Section 4.3(d) of the Company Disclosure Schedule sets forth a complete and correct list of all Persons who, as of the date of this Agreement, are eligible to receive Shares in respect of outstanding Restricted Stock Units and/or Company Stock Options, indicating, with respect to each Restricted Stock Unit or Company Stock Option then outstanding, as applicable, the number of Company Ordinary Shares subject to such Restricted Stock Unit or Company Stock Option, the exercise price, if any, date of grant and expiration date thereof. Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, stock appreciation rights or other rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire any equity interests of, the Company, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any equity interests of the Company.

Section 4.4 AUTHORITY. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Shareholder Approval and (ii) the filing with, and acceptance by the Registrar and the Delaware Secretary of, the Articles of Merger, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and to consummate the transactions contemplated hereby, including the Merger. The Board of Directors of the Company has unanimously approved this Agreement by way of a board resolution adopted pursuant to Section 170 of the BC Act and the Company’s organizational documents and determined that this Agreement is advisable. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity (whether considered in a proceeding at Law or equity). The affirmative vote of the holders of a majority of the Company Ordinary Shares, voting together as a single class, that were present at a shareholders meeting and entitled to vote thereon and do vote and do not abstain is the only vote of holders of capital stock of the Company that is required to approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Shareholder Approval”).

Section 4.5 CONSENTS AND APPROVALS. Other than in connection with or in compliance with (i) the provisions of the BC Act and Delaware Law, including the filing of the Articles of Merger, (ii) the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) any applicable foreign Regulatory Laws, (v) the approvals set forth on Section 4.5 of the Company Disclosure Schedule (collectively, the “Government Approvals”), (vi) the rules and regulations of the NASDAQ Global Market, and (vii) any applicable foreign or state securities or blue sky laws, no authorization, consent, clearance or approval of, or filing or notification with, any Governmental Authority is necessary under any Law applicable to the Company or any of its Subsidiaries for the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have a Company Material Adverse Effect.

Section 4.6 ABSENCE OF DEFAULTS, CONFLICTS, ETC. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the provisions hereof will not, (i) except as set forth on Section 4.6 of the Company Disclosure Schedule, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, termination, cancellation or acceleration of any obligation under, any legally-binding loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right, license, arrangement or other obligation (whether written or oral) (each, a “Contract”), to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation in any respect of any provision of the Memorandum of Association and Articles of Association or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or (iii) assuming all authorizations, consents, approvals or filings contemplated by Section 4.5 have been obtained, and all filings and notifications described in Section 4.5 have been made, conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or any order, injunction, decree, or judgment (each, an “Order”) applicable to the Company or any of its Subsidiaries, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, Lien or other circumstance that would not have a Company Material Adverse Effect.

Section 4.7 REPORTS AND FINANCIAL STATEMENTS.

(a) The Company has timely filed or furnished all forms, documents and reports (the “Company SEC Documents”) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) between October 24, 2007 (the “IPO Date”) and the date of this Agreement. As of their respective dates, or, if amended, as of the date of the last such amendment, (i) the Company SEC Documents complied in all material respects as to form with the applicable requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”) and the Exchange Act, as the case may be, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file with, or furnish to, the SEC any form, document or report.

(b) The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, occurring since the IPO Date. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to any Company SEC Documents. Except in all cases as indicated therein or in the notes thereto or as permitted by Regulation S-X or in the case of unaudited financial statements as permitted by the SEC’s Form 10-Q or other SEC rules and/or regulations, the consolidated financial statements (as restated or supplemented, if applicable, and including all related notes and schedules) of the Company included in the Company SEC Documents (i) were prepared from the books and records of the Company and its Subsidiaries, (ii) were prepared in accordance with the published rules and regulations of the SEC with respect thereto, (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto), and (iv) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved.

(c) Section 4.7(c) of the Company Disclosure Schedule is a true and complete schedule of the Company’s outstanding Indebtedness as of the close of business on December 11, 2009. As of the close of business on December 11, 2009, the unused commitment under the Credit Agreement was approximately $55.0 million.

Section 4.8 INTERNAL CONTROLS AND PROCEDURES.

(a) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Market. The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rule 13a-15 and Rule 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures and system of internal control over financial reporting are reasonably designed to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, known to the management of the Company that involves management or other employees, in each case who have a significant role in the Company’s internal control over financial reporting. The Company carried out an evaluation, under the supervision and with the participation of management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of October 3, 2009, and such assessment concluded that the Company’s disclosure controls and procedures were effective as of October 3, 2009, at the reasonable assurance level.

(c) To the knowledge of the Company, since the IPO Date, there have been no material allegations of fraud that involve management or other employees, in each case who have a significant role in the Company’s internal control over financial reporting.

Section 4.9 NO UNDISCLOSED LIABILITIES. Except (a) as reflected or reserved against in the Company’s consolidated balance sheet as of October 3, 2009 (or the notes thereto) included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since October 3, 2009, and (c) for liabilities or obligations incurred in connection with this Agreement and the transactions contemplated hereby, including the Merger, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those that would not have a Company Material Adverse Effect. Except as set forth in Section 4.9 of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries is a party to any off-balance sheet arrangements or obligations under any interest rate or currency cap, swap, collar, hedging or similar transaction that could have a current or future material effect upon the Company’s consolidated financial condition or results of operations or expose the Company or any of its Subsidiaries to any material liability.

Section 4.10 COMPLIANCE WITH LAW; PERMITS.

(a) The Company and its Subsidiaries are in compliance with and are not in default under or in violation of any (i) Law or (ii) Order, in each case, applicable to the Company, such Subsidiaries or any of their respective properties or assets and have not received any written notice of any non-compliance, default or violation of such Laws or Orders, except in the case of each of (i) and (ii) above, where such non-compliance, default or violation of Laws or Orders would have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority and have made all filings, applications and registrations with any Governmental Authority (including any authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and any regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have a Company Material Adverse Effect. The Company and its Subsidiaries are, and at all times since the IPO Date have been, (i) in compliance with the terms and conditions of the Company Permits, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any violation of the terms or conditions of the Company Permits, or alleging the failure to hold or obtain any Company Permits required to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except in the case of each of (i) and (ii) above any non-compliance, violations or failures that would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice that any of the Company Permits will not be renewed, and there are no actions, suits, inquiries, investigations or proceedings pending to revoke or withdraw any such Company Permits, except for such non-renewals, revocations or withdrawals that would not have a Company Material Adverse Effect.

Section 4.11 INVESTIGATIONS; LITIGATION. (a) As of the date of this Agreement, the Company has not received written notice of any investigation or review pending (and, to the knowledge of the Company, no such investigation or review is threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries that would have a Company Material Adverse Effect, and (b) except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no actions, notices, suits, grievances, claims, arbitrations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties, officers or directors or for which the Company or any of its Subsidiaries is required to indemnify a third party at Law or in equity before, and there are no orders, judgments or decrees of or before, any Governmental Authority, in each case, that would (i) if adversely determined, reasonably be expected to result in any payment by the Company or its Subsidiaries in excess of $1.0 million or (ii) have a Company Material Adverse Effect.

Section 4.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 4.12 of the Company Disclosure Schedule, from July 5, 2009 to the date of this Agreement, except as otherwise specifically contemplated or permitted by this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and there has not occurred a Company Material Adverse Effect.

Section 4.13 LABOR MATTERS.

(a) Except to the extent imposed by applicable non-U.S. Law, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with any employee, labor union or similar labor organization. There are no collective bargaining agreements (or similar agreements or arrangements outside the U.S.) that pertain to any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. No employees of the Company or its Subsidiaries are represented by any labor union or organization with respect to their employment with the Company or its Subsidiaries.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, as of the date of this Agreement, no labor union, labor organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other non-U.S. labor relations tribunal or authority. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, as of the date of this Agreement, the Company has no knowledge of any labor union organizing activities with respect to any employees of the Company or its Subsidiaries.

(c) From the IPO Date to the date of this Agreement, there has been no actual, or to the knowledge of the Company, threatened: (i) strikes, lockouts, slowdowns, or work stoppages, or (ii) unfair labor practice charges, material arbitrations or material grievances, in each case, against or affecting the Company or its Subsidiaries that would have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, wages and hours and labor relations, health and safety, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, classification of workers as independent contractors, workers’ compensation, plant closings, layoffs, employee leave issues and unemployment insurance, except to the extent that the failure to comply with such Laws would not have a Company Material Adverse Effect.

(e) Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, from the IPO Date to the date of this Agreement, the Company and its Subsidiaries have not received (i) written notice of any material charge or material complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (ii) written notice of any material unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them.

(f) To the knowledge of the Company, (i) none of the manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Company and its Subsidiaries utilize forced labor, prison labor, convict labor, indentured labor, child labor, corporal punishment or other forms of mental or physical coercion in connection with the manufacture of the products for the Company and its Subsidiaries, and (ii) the Company and its Subsidiaries are in material compliance with all required vendor policies of the Company’s five largest retail customers (measured by dollar sales volume for the fiscal year ended January 3, 2009) in respect of the matters referred to in clause (i) above, including maintaining any required compliance program in respect thereof.

Section 4.14 COMPANY BENEFIT PLANS.

(a) Section 4.14(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plan” means each employment, consulting, retirement, welfare (including health, medical, dental, disability, accident or life insurance benefits), severance, incentive or bonus, deferred compensation, profit sharing, fringe, vacation or paid-time-off, stock purchase, stock option or equity incentive plan, program, agreement or arrangement, and any other employee benefit plan, program, or arrangement whether written, unwritten, or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employees, directors or consultants of the Company or any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company or any of its Subsidiaries or any ERISA Affiliate has or may have any liability, other than benefit plans, programs and arrangements mandated by applicable Law.

(b) The Company has made available to Parent up-to-date and complete copies of: (i) each Company Benefit Plan, or, where oral, written summaries thereof and copies of the current and past related documentation and all amendments thereto; (ii) each trust or funding arrangement prepared in connection with each such Company Benefit Plan; (iii) the most recently filed annual report on Internal Revenue Service Form 5500 or any other annual report required by applicable Law with respect to each Company Benefit Plan; (iv) the most recently received determination or opinion letter for each such Company Benefit Plan; (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan; (vi) the most recent summary plan description, any material summaries of material modification, and any employee handbooks with respect to each such Company Benefit Plan; and (vii) any material written communications (or a description of any material oral communications) by the Company or any of its Subsidiaries to any current or former employee, consultant, or director of the Company or any of its Subsidiaries concerning the extent of the benefits provided under a Company Benefit Plan.

(c) Neither the Company nor any of its Subsidiaries has any commitment to establish any new Company Benefit Plan or to materially modify any Company Benefit Plan (except to the extent required by Law or to conform any such Company Benefit Plan to the requirements of any applicable Law or as required by this Agreement) or to adopt or enter into any Company Benefit Plan.

(d) None of the Company or any of its Subsidiaries or any other Person that, together with the Company or any of its Subsidiaries, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code (each, together with the Company and any of its Subsidiaries, an “ERISA Affiliate”), has now or at any time within the past six years contributed to, was required to contribute to, sponsored, or maintained, with respect to ERISA Affiliates, while being an ERISA Affiliate: (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

(e) Each Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service that the Company Benefit Plan is so qualified, (ii) each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service that it is so exempt, and (iii) to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust. There are no audits, inquiries, or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Authority with respect to any Company Benefit Plan.

(f) No Company Benefit Plan, nor any trustee, or administrator, employee of the Company or any or its Subsidiaries, or “fiduciary” thereof has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and that could subject any such Company Benefit Plan, trustee, administrator, employee or fiduciary thereof, or any party dealing with any such Company Benefit Plan, to a material Tax or material penalty imposed by Section 4975 of the Code or Section 502(l) of ERISA. Neither the Company nor any of its Subsidiaries nor any ERISA Affiliate is subject to any material Tax or material penalty with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4976 through 4980 of the Code.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, each Company Benefit Plan (including any Foreign Benefit Plan) and each related trust agreement has been established, maintained, funded and administered in substantial compliance with its terms, and in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(h) All contributions required to be made with respect to any Company Benefit Plan (including any Foreign Benefit Plan) have been timely made. There are no current actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan.

(i) Except as set forth in Section 4.14(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has liability under any Company Benefit Plan, or otherwise, to provide any welfare benefits (including any medical or death benefits) with respect to any employees of the Company or any of its Subsidiaries (or to the beneficiaries or dependents of any such employees) beyond their termination of employment (other than coverage mandated by Law).

(j) The Company and each of its Subsidiaries and ERISA Affiliates has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(k) No Company Benefit Plan provides any employee or independent contractor of the Company or any of its Subsidiaries with a “gross up” or similar payment in respect of any taxes that may become payable under Section 409A or Section 4999 of the Code. Except as set forth in Section 4.14(k) of the Company Disclosure Schedule, each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by the Company or any Subsidiary has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan that is intended to be grandfathered from complying with Section 409A of the Code has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

(l) Except as set forth in Section 4.14(l) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, including the Merger, will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) entitle any current or former employee, consultant or officer of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, except as required by applicable Law, (ii) accelerate the time of payment, vesting, funding or increase the amount of compensation due to any current or former employee, consultant or officer of the Company or any its Subsidiaries, or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

(m) Section 4.14(m) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan (x) that is not subject to United States Law and (y) in which Company participation is not mandatory under applicable foreign Law (a “Foreign Benefit Plan”) and, except as would not have a Company Material Adverse Effect, (i) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable Law to determine employer contributions to such Foreign Benefit Plan; and (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(n) Except as set forth in Section 4.14(n) of the Company Disclosure Schedule, no condition exists that would prevent the Company or any United States Subsidiary from amending or terminating any Company Benefit Plan subject to United States Law that provides health or medical benefits in respect of any current or former employee, consultant or director of the Company or any of its Subsidiaries.

(o) To the knowledge of the Company, neither the Company nor any of its Subsidiaries engaged as an independent contractor any Person who was legally required to have been characterized as an employee in accordance with applicable Laws. To the knowledge of the Company, none of the current or former employees of the Company or any of its Subsidiaries is in violation of any confidentiality, non-competition, non-solicitation, non-disclosure, non-disparagement or any similar agreement with the Company or any of its Subsidiaries.

Section 4.15 TAX MATTERS.

(a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate.

(b) The Company and each of its Subsidiaries have paid on a timely basis all material Taxes that are due and payable by them, except, in the case of Section 4.15(a) or this Section 4.15(b), for Taxes contested in good faith or for which adequate reserves have been established.

(c) Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, as of the date of this Agreement, there are no pending or, to the knowledge of the Company threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes.

(d) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries has any Tax liabilities (whether due or to become due) with respect to the income, property and operations of any Company that relate to any Pre-Closing Tax Periods, except for Tax liabilities reflected in the financial statements or that have arisen after the date of the financial statements in the ordinary course of business consistent with past practice.

(f) Except (i) for any intercompany arrangements in which the parties are all members of the Company Consolidated Group and arrangements entered into in the ordinary course of business consistent with past practice, and (ii) as set forth in Section 4.15(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnity agreement or arrangement.

(g) Except as set forth in Section 4.15(g) of the Company Disclosure Schedule, none of the Company or any of its Subsidiary has engaged in any transaction that, as of the date hereof, is a “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision) or any analogous or comparable provision of state, local, or foreign Law and the Company and each such Subsidiary have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A of the Code.

(h) Since the IPO Date, and to the knowledge of the Company prior to the IPO Date, neither the Company nor any of its Subsidiaries has distributed stock to another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361 or any analogous or comparable provision of state, local or foreign Law.

(i) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return other than the consolidated group of which FGX International Inc. is the common parent (the “Company Consolidated Group”), or (ii) has any liability for the Taxes of any Person (other than a member of the Company Consolidated Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of law), as a transferee or successor, by contract, or otherwise.

(j) None of the Company or any of its Subsidiaries has waived or requested a waiver of any statute of limitations in respect of material Taxes or agreed to or requested any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is still in effect.

(k) Except as set forth in Section 4.15(k) of the Company Disclosure Schedule, none of the Company nor any of its Subsidiaries has entered into any private letter rulings or obtained any closing agreements that will have any effect on the Tax Returns, Tax positions or other filings of the Company or any Subsidiary subsequent to the Closing Date.

(l) The Company and each of its Subsidiaries have timely prepared or caused to be prepared all reports and other documentation necessary to avoid the imposition of any penalty under the provisions of Section 6662(e) of the Code or any analogous or comparable provision of local or foreign Law.

(m) All material records that the Company and each of its Subsidiaries are required to keep for Tax have been duly kept. None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Pre-Closing Tax Period; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(n) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholders of the Company or its Subsidiaries or other Person.

(o) None of the Company or any Subsidiary has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

Section 4.16 INTELLECTUAL PROPERTY.

(a) For the purposes of this Agreement, “Intellectual Property” shall mean all U.S. and foreign (i) trademarks, service marks, trade names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (ii) copyrights (registered and unregistered) and copyrightable subject matter (“Copyrights”), (iii) internet domain names (“Domain Names”), (iv) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (v) computer programs (whether in source code, object code, or other form), databases and compilations of data (“Software”), (vi) trade secrets and all confidential information, know-how, financial and marketing plans, research and development information, inventions, processes, formulae, techniques, drawings, specifications, proposals, models, and methodologies (“Trade Secrets”), (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violations thereof.

(b) Section 4.16(b) of the Company Disclosure Schedule sets forth a correct and complete list of all material U.S. and foreign (i) Trademark registrations and applications, (ii) Domain Names registrations, (iii) Copyright registrations and applications, and (iv) issued Patents and Patent applications, in each case that are owned by the Company or any of its Subsidiaries (“Company Intellectual Property”), including an indication of each jurisdiction in the world in which there is a registration or application for registration thereof, all the respective registration and application numbers and dates of filing and/or issuance. The Company and/or its Subsidiaries own, or as of the Closing Date will own, free and clear of all Liens, except for Permitted Liens, the Company Intellectual Property, and the consummation of the transactions contemplated hereby, including the Merger, will not materially conflict with, alter or impair any rights of the Company or any of its Subsidiaries in such Intellectual Property. All of the Company Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable, except as would not have a Company Material Adverse Effect.

(c) Except as would not have a Company Material Adverse Effect, the Company or its Subsidiaries own or hold a good and valid license with respect to all Intellectual Property used in and necessary for the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens, except for Permitted Liens; provided that the foregoing is not a representation or warranty with respect to non-infringement or other violation of Intellectual Property (which is the subject of Section 4.16(f)).

(d) Except as set forth in Section 4.16(d) of the Company Disclosure Schedule and to the knowledge of the Company, as of the date of this Agreement, there are no claims or proceedings pending or threatened in writing against the Company or its Subsidiaries by any Person with respect to the Company’s or its Subsidiaries’ use of any Intellectual Property that, if determined adversely to the Company or its Subsidiaries, would have a Company Material Adverse Effect.

(e) Except as set forth in Section 4.16(e) of the Company Disclosure Schedule and to the knowledge of the Company, since the IPO Date, there have been no claims or proceedings made or threatened in writing against the Company and/or a Subsidiary of the Company by any Person that seeks to cancel, limit or challenge the ownership, validity, registration, enforceability or use of any Company Intellectual Property that would have a Company Material Adverse Effect.

(f) Except as set forth in Section 4.16(f) of the Company Disclosure Schedule and to the knowledge of the Company, except as would not have a Company Material Adverse Effect, the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon any Intellectual Property rights or any other proprietary right of any Person in any material respect or violate or conflict in any material respect with any Contracts to which the Company or any of its Subsidiaries is a party related thereto.

(g) Except as set forth in Section 4.16(g) of the Company Disclosure Schedule, from the IPO Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has made any claim alleging a violation or infringement by others of any Intellectual Property owned by the Company or any of its Subsidiaries, which violation or infringement would have a Company Material Adverse Effect.

Section 4.17 MATERIAL CONTRACTS.

(a) Section 4.17(a) of the Company Disclosure Schedule identifies each Contract that constitutes a Company Material Contract to which the Company or any of its Subsidiaries is a party to or bound by and is in effect as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Material Contract”:

(i) “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) that would be required to be filed by the Company with the SEC;

(ii) employment Contract or Contract with an individual for the provision of consulting services in lieu of employment that provides for annual cash base salary compensation as of the date hereof exceeding $200,000 per year;

(iii) Contract with any current or former director or officer of the Company or its Subsidiaries that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(iv) Contract between (x) the Company or any of its Subsidiaries, on the one hand, and (y) any Affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(v) Contract containing covenants of the Company or any of its Subsidiaries not to compete in any geographical area (but excluding any Contracts pursuant to which the Company or any of its Subsidiaries grants exclusive distribution rights to any third party);

(vi) Contract that creates a partnership or joint venture or similar agreement with respect to any material business of the Company;

(vii) material written Contract (other than purchase orders) with the top ten (measured by dollar sales volume during the fiscal year ended January 3, 2009) customers, suppliers or service providers of the Company and its Subsidiaries;

(viii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness by the Company (including agreements related to interest rate or currency hedging activities) with any third party in excess of $5.0 million;

(ix) collective bargaining agreement;

(x) Contract for the sale of assets since January 3, 2009 (other than inventory in the ordinary course of business consistent with past practice) in excess of $2.5 million;

(xi) written Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any Subsidiary would be required to purchase or sell any securities of any entity;

(xii) settlement or conciliation agreement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole;

(xiii) Contract under which the Company and its Subsidiaries are obligated to make annual payments following the date of this Agreement in excess of $2.5 million (other than leases, subleases or real property license Contracts in the ordinary course of business consistent with past practice);

(xiv) acquisition agreement (other than with respect to inventory in the ordinary course of business consistent with past practice) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent obligations, in each case, that would be reasonably be expected to result in payments in excess of $2.5 million; or

(xv) Contracts granting the Company or its Subsidiaries a license to use third party Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (other than Contracts for generally available Software).

(b) The Company has made available to Parent copies of each Company Material Contract in effect as of the date of this Agreement, together with all material amendments and supplements thereto in effect as of the date of this Agreement. Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Except as set forth in Section 4.17(b) of the Company Disclosure Schedule, and to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation in all material respects of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally (whether considered in a proceeding of Law or equity), and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company has received any written notice or claim of default under any Company Material Contract or any written notice of an intention to, and to the knowledge of the Company, no other party to any Company Material Contract intends to, terminate or not renew any Company Material Contract (including as a result of the execution and performance of this Agreement), (ii) to the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or a material default under any Company Material Contract, and (iii) the Company and the Subsidiaries of the Company have performed all respective material obligations required to be performed by them as of the date of this Agreement under the Company Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder.

Section 4.18 PROPERTIES AND LEASES.

(a) Section 4.18(a)(i) of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned by the Company or its Subsidiaries (the “Owned Real Property”). Section 4.18(a)(ii) of the Company Disclosure Schedule sets forth a correct and complete list of all leases or subleases currently in effect relating to all real property that any of the Company or its Subsidiaries leases or subleases (the property demised thereunder herein referred to as the “Leased Real Property”) (the Owned Real Property, together with the Leased Real Property, herein referred to collectively as the “Real Property”). The Real Property is all of the material real property used in connection with the operation of the business of the Company and its Subsidiaries as it is currently conducted. As of the date of this Agreement and except as set forth in Section 4.18(a)(iii) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has leased, subleased, licensed or otherwise granted any Person the right to use or occupy, or to purchase, all or any portion of the Real Property.

(b) The Company or one of its Subsidiaries has good and valid (A) fee simple title to the Owned Real Property and (B) leasehold title to the Leased Real Property, in each case free and clear of all Liens other than Permitted Liens. Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, with respect to each Leased Real Property, except in each case as would not have a Company Material Adverse Effect: (i) such lease or sublease is valid, binding, enforceable and in full force and effect; (ii) there exists no default under any such lease or sublease by the Company or any of its Subsidiaries that has not been cured, and to the knowledge of the Company there has not occurred any event that (with the lapse of time or the giving of notice or both) would constitute a default on the part of the Company or any of its Subsidiaries under any such lease or sublease; and (iii) the Company has made available to Parent true and correct copies of each such lease or sublease, together with all amendments and supplements thereto and assignments and subleases thereof, in effect as of the date of this Agreement.

(c) Except as would not have a Company Material Adverse Effect, the Real Property is sufficient for the operation of the business of the Company and its Subsidiaries as it is currently conducted.

(d) Except in each case as would not have a Company Material Adverse Effect, (i) the Company has not received notice of any pending condemnation, eminent domain or similar proceeding affecting all or any portion of the Owned Real Property; and (ii) to the knowledge of the Company, no such proceeding is threatened against all or any portion of the Owned Real Property.

Section 4.19 ENVIRONMENTAL MATTERS. Except as would not have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are and have been since the IPO Date in compliance with all Environmental Laws, including possessing all material Company Permits required for its operations under applicable Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Company, is not the subject of, any actions, claims, investigations, demands, citation, complaint or notices by any Person alleging liability arising under, or non-compliance with, any Environmental Law or requesting information with respect to any Release of Hazardous Materials; and (iii) with respect to any Owned Real Property or Leased Real Property currently or, to the knowledge of the Company, formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no Releases of Hazardous Materials that are reasonably likely to result in a claim against the Company or any of its Subsidiaries. Except as set forth in Section 4.19 of the Company Disclosure Schedule or as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person from or against any liabilities arising out of or related to the generation, manufacture, use, transportation, treatment, storage, disposal or Release of Hazardous Materials, or otherwise arising in connection with or under Environmental Laws. To the knowledge of the Company and as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received, with respect to any Person, any written notice of deficiency, violation, refusal to act, or withdrawal or any enforcement action with respect to the December 22, 1997 Settlement Agreement and Covenant Not to Sue entered into by the State of Rhode Island, the Phillips Electronic North America Corporation and Accessories Associates, Inc.

Section 4.20 TAKEOVER STATUTES. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or in the British Virgin Islands are applicable to the transactions contemplated hereby, including the Merger.

Section 4.21 INSURANCE POLICIES. All insurance policies maintained by the Company and its Subsidiaries as of the date of this Agreement (collectively, the “Insurance Policies”) are listed in Section 4.21 of the Company Disclosure Schedule. All material Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with company activities or as is required by Law, and all material premiums due and payable thereon have been paid. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or the lapse of time, would constitute a breach or default, or permit termination or modification, of any of the Insurance Policies, except as required pursuant to Section 6.14 of this Agreement. The Company has made available to Parent a list of each material claim made under an Insurance Policy (other than with respect to healthcare, welfare, workers compensation and similar types of insurance) between the IPO Date and the date of this Agreement. Neither the Company nor any of its Subsidiaries has received written notice under any Insurance Policy (other than with respect to healthcare, welfare, workers compensation and similar types of insurance) denying or disputing any material claim (or coverage with respect thereto) made by the Company or any of its Subsidiaries or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any such Insurance Policy, in each case, at any time since the IPO Date.

Section 4.22 FDA AND OTHER PRODUCT REGULATORY COMPLIANCE. All products currently being manufactured, tested, processed, labeled, stored or distributed by or on behalf of the Company or any of its Subsidiaries, which are subject to the jurisdiction of the FDA, are being manufactured, tested, processed, labeled, stored, distributed, and marketed in compliance with all applicable laws, regulations, rules, guidance or orders administered or issued by the FDA, including the FDCA, except where any failure to so comply would not have a Company Material Adverse Effect. All products being manufactured by the Company or any of its Subsidiaries or on behalf of those entities are in compliance with applicable registration, licensing, impact resistance and notification requirements or qualify for exemptions under 21 C.F.R. §§ 886.5840, 886.5842, 886.5850 or 886.5915, except where any failure to so comply would not have a Company Material Adverse Effect. Except as set forth in Section 4.22 of the Company Disclosure Schedule and to the knowledge of the Company, each product distributed or sold by the Company or any of its Subsidiaries complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Authority. All products currently being manufactured, tested, processed, labeled, stored or distributed outside of the United States by the Company or any of its Subsidiaries are being manufactured, tested, processed, labeled, stored, distributed and marketed in compliance with all applicable Laws, regulations, rules, guidance or orders administered or issued by the applicable Government Authority, except where any failure to so comply would not have a Company Material Adverse Effect. To the knowledge of the Company, all products currently being manufactured, tested, processed, labeled, stored or distributed outside of the United States on behalf of the Company or any of its Subsidiaries by third parties are being manufactured, tested, processed, labeled, stored, distributed and marketed in compliance with all applicable Laws, regulations, rules, guidance or orders administered or issued by the applicable Government Authority, except where any failure to so comply would not have a Company Material Adverse Effect.

Section 4.23 PRODUCTS.

(a) To the knowledge of the Company, the products (other than products subject to open and current recall, field correction, field notification or safety alert as disclosed in Section 4.23 of the Company Disclosure Schedule) licensed, sold and delivered by the Company or any of its Subsidiaries conform in all material respects with all applicable contractual commitments and all express warranties, the Company’s product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Authority or third party and are free of any material defects. To the knowledge of the Company, there are no material defects in the design or technology embodied in any products marketed by the Company or any of its Subsidiaries that impair or are likely to impair the safe and effective performance of any such product for its intended use. Except as would not have a Company Material Adverse Effect, there is no pending, or, to the knowledge of the Company, threatened civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, governmental investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product produced, distributed or sold by or on behalf of the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries has extended to any of the top five customers of the Company (based on dollar sales volume in the fiscal year ended January 3, 2009 and the first three fiscal quarters of 2009) any product warranties, indemnifications or guarantees.

(b) All products and product components manufactured and/or distributed by the Company, or any of its Subsidiaries or, to the knowledge of the Company, by any other Person pursuant to an arrangement with the Company or any of its Subsidiaries, are in material compliance with the applicable provisions of the FDCA. Section 4.23 of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, in each case between the IPO Date and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (ii) to the knowledge of the Company, any material complaints with respect to products produced by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, that are open hereof. There are no outstanding recalls, field notifications, field corrections, safety alerts or product complaints with respect to the products manufactured and/or distributed by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, and to the knowledge of the Company, there are no facts that would be reasonably likely to result in a material product recall, field notification, field correction or safety alert with respect to any such products.

(c) The Company and its Subsidiaries are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 807. To the knowledge of the Company, neither the Company nor any other Person on behalf of the Company has made materially false or misleading statements in any submissions to any applicable Governmental Authority, and such submissions are materially accurate and complete.

Section 4.24 FOREIGN CORRUPT PRACTICES AND INTERNATIONAL TRADE SANCTIONS. None of the Company nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or other Persons authorized to act on behalf of the Company or any of its Subsidiaries, has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any anti-bribery, anti-corruption or similar Law; (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts; or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws and regulations, in each case, except as would not have a Company Material Adverse Effect.

Section 4.25 FINDERS OR BROKERS. Except for Lazard Frères & Co. LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, including the Merger, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.26 OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Lazard Frères & Co. LLC substantially to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of the Company Ordinary Shares.

Section 4.27 NO OTHER REPRESENTATIONS AND WARRANTIES; DISCLAIMER.

(a) Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or operations, or (ii) any oral or written information presented to Parent, Merger Sub, or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby, including the Merger.

(b) Notwithstanding anything contained in this Agreement to the contrary (but subject to clause (c) below), the Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives.

(c) Nothing in this Section 4.27 shall limit any claim by Parent, Merger Sub or the Company in respect of fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding numbered sections of the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 QUALIFICATION; ORGANIZATION. Each of Parent and Merger Sub is (a) a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (b) qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) except, in each case, where the failure to be so organized, existing, to have such power and authority, or to be so qualified or in good standing would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s and Merger Sub’s organizational documents, each as amended through the date of this Agreement. Such organizational documents are in full force and effect. Neither Parent nor Merger Sub is in violation of the provisions of its organizational documents.

Section 5.2 AUTHORITY. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and, with respect to Merger Sub, approved by its sole shareholder, and, except for the filing of the Articles of Merger with the Registrar and the Delaware Secretary, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreements of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity.

Section 5.3 NO VIOLATION.

(a) Other than in connection with or in compliance with (i) the provisions of the BC Act and Delaware Law, (ii) the Exchange Act, (iii) the HSR Act, (iv) any applicable foreign Regulatory Laws, (v) the applicable rules of any exchange on which securities of Parent are traded and (vi) the approvals set forth on Section 5.3 of the Parent Disclosure Schedule, no authorization, consent, clearance or approval of, or filing or notification with, any Governmental Authority is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, including the Merger, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have a Parent Material Adverse Effect.

(b) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby, including the Merger, and compliance with the provisions hereof will not, (i) conflict with or result in any violation in any respect of any provision of the organizational documents of Parent or any of its Subsidiaries or (ii) conflict with or violate any Laws applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or any Order applicable to Parent or Merger Sub, other than, in the case of clause (ii), any such conflict or violation that would not have a Parent Material Adverse Effect.

Section 5.4 LITIGATION. There are no actions, suits or proceedings pending (or, to the knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties, officers or directors, and there are no orders, judgments or decrees of or before any Governmental Authority, in each case, that would have a Parent Material Adverse Effect.

Section 5.5 ADEQUACY OF FUNDS. Parent has, and will have at the Closing, adequate cash on hand or amounts readily available to it pursuant to existing credit facilities in effect on the date of this Agreement to pay all amounts to be paid by it pursuant to this Agreement and the transactions contemplated hereby, including the Merger, and there is no restriction on the use of such cash for such purposes. Parent’s and Merger Sub’s obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the transactions contemplated hereby, including the Merger.

Section 5.6 CAPITALIZATION OF MERGER SUB. As of the date of this Agreement, Merger Sub is authorized to issue 100 shares of common stock, par value $0.01 per share, which have been validly issued and are outstanding. The issued and outstanding share of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent or a direct or indirect wholly-owned subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement, including the Merger.

Section 5.7 NO VOTE OF PARENT SHAREHOLDERS.

(a) No vote or other action of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded in order for Parent to consummate the Merger.

(b) No vote or other action of the shareholders of any Subsidiary of Parent (other than Merger Sub, which vote or action has already been obtained) or the holders of any other securities of any such Subsidiaries (equity or otherwise) is required by any applicable Law or the organizational documents of any of such Subsidiaries in order for Parent to consummate the Merger.

Section 5.8 FINDERS OR BROKERS. Except for Rothschilds Cie, none of Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, including the Merger, who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 5.9 NO OTHER REPRESENTATIONS AND WARRANTIES; DISCLAIMER.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby, including the Merger.

(b) Notwithstanding anything contained in this Agreement to the contrary (but subject to clause (c) below), each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.

(c) Nothing in this Section 5.9 shall limit any claim by Parent, Merger Sub or the Company in respect of fraud.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 CONDUCT OF BUSINESS BY THE COMPANY. From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, and except (i) as may be required by Law, (ii) as may be agreed in writing by Parent, (iii) as may be expressly permitted pursuant to this Agreement or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, (A) the Company shall use commercially reasonable efforts to carry on the business of the Company and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve their respective business organizations intact and maintain their existing material relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of their respective present key employees, and (B) without limiting the generality of the foregoing:

(i) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to: (A) declare, set aside, make, authorize or pay any dividends on or distribution with respect to its capital stock (whether in cash, assets, shares or other securities of the Company or its Subsidiaries), other than dividends in nonmaterial amounts paid as part of the Company’s cash management system in the ordinary course of business and consistent with past practice by any wholly-owned Subsidiary of the Company to the Company or any wholly-owed Subsidiary of the Company; (B) adjust, subdivide, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock; or (C) directly or indirectly purchase, redeem or otherwise acquire any of its capital stock or any rights, warrants or options to acquire any such capital stock, except in each case in connection with the exercise of Company Stock Options or Restricted Stock Units;

(ii) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any of the capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such capital stock, or any rights, warrants or options to acquire or with respect to any such capital stock or convertible or exchangeable securities, or take any action to cause to be exercisable any otherwise unexercisable Company Stock Option (except as otherwise required by the express terms of any unexercisable Company Stock Option outstanding on the date of this Agreement), other than (A) issuances of Company Ordinary Shares in respect of any exercise of Company Stock Options outstanding on the date of this Agreement, (B) issuances of Company Ordinary Shares in respect of any settlement of Restricted Stock Units outstanding on the date of this Agreement or (C) grants of Company Stock Options or Restricted Stock Units to employees hired after the date of this Agreement consistent with past practice and not to exceed 10,000 Company Stock Options or Restricted Stock Units in the aggregate.

(iii) Organizational Documents. The Company shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its memorandum of association, articles of association or similar applicable charter or organizational documents;

(iv) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, (A) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company, (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions and licenses as to which the purchase price (including assumed Indebtedness for borrowed money) is not in excess of $5.0 million in the aggregate and that are made following reasonable advance notice to Parent, or (C) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any wholly-owned Subsidiary of the Company or any existing joint venture investment of the Company or any of its Subsidiaries), except in each case for loans, advances or capital contributions pursuant to and in accordance with the terms of Contracts existing as of the date of this Agreement or otherwise not in excess of $2.5 million in the aggregate and that are made following reasonable advance notice to Parent;

(v) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens), or otherwise dispose of, any of its properties or assets, including the capital stock of Subsidiaries, other than (A) (x) obsolete fixtures and equipment and (y) inventory, in each case in the ordinary course of business consistent with past practice, (B) pursuant to existing agreements in effect prior to the execution of this Agreement, or (C) the sale of assets with a fair market value less than $2.5 million in the aggregate;

(vi) No Dissolution, Etc. The Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or dissolution or consummate a recapitalization or other reorganization;

(vii) Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or similar principles in non-U.S. jurisdictions, or applicable Law;

(viii) Insurance. The Company shall, and shall cause its Subsidiaries to, (A) use reasonable best efforts to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice, and (B) not undertake or permit any compromise or settlement of any claim arising under any of its respective insurance policies where the amounts paid are in excess of $5.0 million;

(ix) Tax Matters. The Company shall not, and shall not permit any of its Subsidiaries to: (A) make or change any material election in respect of Taxes, (B) settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Taxes, (C) amend any material Tax Return, (D) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax, (E) surrender or forfeit any right to claim a material Tax refund, (F) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, (G) make or change any Tax election to treat the Company or any of its Subsidiaries as other than a corporation as defined in

Treasury Regulations 301.7701-2 and 301.7701-3 (or any similar definition in any applicable foreign Law), (H) take any other action outside the ordinary course of business consistent with past practice if taking such action would materially affect the Tax of either the Company or any of its Subsidiaries after the Closing Date, or (I) take any further action (other than consultations with Parent and the advisors of Parent and the Company) to implement the Company’s Hungarian tax planning initiative (including forming a Hungarian subsidiary and a Malta branch office) (the “Hungarian/Malta Tax Planning Initiative”).

(x) Certain Employee Matters. Except as required by an existing Company Benefit Plans in effect as of the date of this Agreement or applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or to become payable to its directors or officers, (B) increase the compensation or other benefits payable or to become payable generally to other employees of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice (provided that any across-the-board increase in compensation or other benefits payable shall be made only with the prior written consent of Parent), (C) other than in the ordinary course of business consistent with past practice or as may be required by existing Company Benefit Plans in effect as of the date of this Agreement, grant any severance or termination pay or retention bonus to any employee of the Company or any of its Subsidiaries with the title of director or above, (D) enter into any severance agreement with any director or employee of the Company or any of its Subsidiaries with a title of director or above (other than in accordance with the terms and conditions of the Company’s severance policy in effect on the date of this Agreement and listed in Section 4.14(a) of the Company Disclosure Schedule), (E) enter into or amend any individual employment arrangement with any officer or other employee of the Company or any of its Subsidiaries, (F) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan or Foreign Benefit Plan, (G) establish, adopt, enter into or amend any bonus plan or arrangement covering employees of the Company, (H) make any material increase in, or commitment to increase materially, any employee benefits, (I) adopt or make any commitment to adopt any material new Company Benefit Plan or make any material contribution, other than regularly scheduled contributions, to any Company Benefit Plan, or (J) except as required by applicable Law, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company of any of its Subsidiaries or any of their beneficiaries; provided, however, that nothing in this Agreement shall prevent the Company from paying bonuses in respect of 2009 to Company employees based on the achievement of the pre-established performance goals, as adjusted (in a manner consistent with the requirements of Section 162(m) of the Code and in a manner consistent with Section 6.1 of the Company Disclosure Schedule) from time to time by the Compensation Committee of the Board of Directors of the Company, and consistent with the terms of Company bonus plans as in effect on the date of this Agreement;

(xi) Related Party Transaction. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or amend any transaction, agreement,

understanding or arrangement between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than the Company’s Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xii) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur any Indebtedness for borrowed money, or guarantee any such Indebtedness, or issue or sell any debt securities or guarantee any debt securities of others in excess of $5.0 million in the aggregate, other than purchase money obligations or borrowings pursuant to the Credit Agreement, in each case in the ordinary course of business consistent with past practice;

(xiii) Material Contracts. The Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any Company Material Contracts with a term longer than one year that cannot be terminated without material penalty upon notice of 60 days or less, other than any Material Contract for the sale of inventory in the ordinary course of business consistent with past practice, (B) amend, modify, terminate or grant any waiver under any Company Material Contract, other than in the ordinary course of business consistent with past practice, or (C) fail to make timely payment of, or to comply with the obligations under, each Company Material Contract;

(xiv) Capital Expenditures. Other than pursuant to its 2010 capital budget set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, authorize any new capital expenditure or expenditures that exceed $2.5 million in the aggregate;

(xv) Settlement of Claims. The Company shall not, and shall not permit any of its Subsidiaries to, settle, release or forgive (A) any claim or litigation not covered by insurance or waive any right thereto, other than (x) in the ordinary course of business consistent with past practice and (y) where the amounts paid by the Company or its Subsidiaries do not exceed $1.0 million individually or $2.5 million in the aggregate and do not involve equitable remedies (including any claims or litigation that would prohibit or restrict the Company from operating as it is currently or has historically), or (B) any claim or litigation by a shareholder of the Company related to the transactions contemplated hereby, including the Merger;

(xvi) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to, dispose of, license, grant, or obtain, or permit to lapse any rights to, any material Intellectual Property owned by the Company or any of its Subsidiaries, or renew any existing material license agreement of the Company and its Subsidiaries on materially different terms relative to existing terms; in each case, other than in the ordinary conduct of the business consistent with past practice; or

(xvii) Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2 INVESTIGATION.

(a) The Company shall afford to Parent and to its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers and other agents, advisors and representatives (collectively, “Representatives”) reasonable access during normal business hours and upon reasonable advance notice by Parent, throughout the period prior to the Effective Time, to its and its Subsidiaries’ properties, contracts, books and records and shall use its reasonable best efforts to cause its Representatives to furnish promptly to Parent such additional financial and operating data and other information customarily prepared prior to the date of this Agreement as to its and its Subsidiaries’ respective businesses and properties as Parent or its Representatives may from time to time reasonably request (including using its reasonable best efforts to cause its accountants to cooperate with Parent and its Representatives in having the right to examine all working papers pertaining to all financial statements prepared by such accountants, and provided that no environmental sampling shall be conducted without express authorization from the Company); provided, however, that nothing herein shall require the Company or any of its Subsidiaries to permit any access to inspection or disclose any information to Parent or its Representatives that would cause a violation of any Contract to which the Company or any of its Subsidiaries is a party (provided that the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to obtain waivers under such Contracts or, to the extent permissible, implement requisite procedures to enable the provision of reasonable access without violating such Contract), would be reasonably likely to result in a loss of privilege to the Company or any of its Subsidiaries, or would constitute a violation of applicable Laws, including the HSR Act, provided that the maximum amount of information that can be disclosed without having any of such effects shall be disclosed to Parent. Parent hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement (the “Confidentiality Agreement”), dated as of October 14, 2009, between the Company and Parent; provided that the Company hereby waives the terms and conditions in the Confidentiality Agreement insofar as such terms limit the individuals who can receive information from the Company and insofar as such terms prohibit the Parent or any of its Affiliates from contacting any employee, customer or supplier of the Company or any of its Subsidiaries; provided, further, that in no event shall Parent or any of its Affiliates contact any employee, customer or supplier of the Company or any of its Subsidiaries without the Company’s prior written consent, such consent not to be unreasonably withheld. Parent and its Representatives shall conduct any activities pursuant to this Section 6.2(a) in such a manner so as not to interfere unreasonably with the business or operation of the Company and its Subsidiaries.

(b) Each of the Company and Parent shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (iii) the receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, including the Merger, (iv) the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, including the Merger, and (v) its learning of any actions, investigations or proceedings commenced against, or affecting, such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement, including the Merger; provided, however, that any failure to provide notice pursuant to this Section 6.2(b) shall not be deemed to be a breach of this Agreement for purposes of Section 7.2(b) or Section 7.3(b).

(c) The delivery of any notice pursuant to Section 6.2(b) shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice. No investigation by any party or its Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(d) Without limiting the generality of the foregoing, the Company will use its reasonable best efforts to assist Parent in identifying any Contract to which the Company or any of its Subsidiaries incorporated in the British Virgin Islands, Hungary, Malta or any other tax preference jurisdiction is a party that may result in any adverse Tax consequences under the French controlled foreign company rules.

Section 6.3 NO SOLICITATION.

(a) Neither the Company nor any of its Subsidiaries shall, and the Company shall use its reasonable best efforts to cause its and their respective directors, officers, employees, Affiliates (including holders of 10% or greater of the outstanding Company Ordinary Shares), accountants, consultants, legal counsel, financial advisors, and investment bankers not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or knowingly encourage the submission of any Company Alternative Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information (or grant access to any of the properties, assets or nonpublic records of the Company or any of its Subsidiaries) with respect to the Company or any of its Subsidiaries in connection with, or in furtherance of, any Company Alternative Proposal, (iii) engage in discussions with any Person with respect to any Company Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 6.3, (iv) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, the Company Recommendation, (v) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention to agree to, accept, approve, endorse or recommend) any Company Alternative Proposal, (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Company Alternative Proposal (except for confidentiality agreements permitted under Section 6.3(b)), (vii) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, including the Merger, or breach its obligations under this Agreement, or (viii) agree to do any of the foregoing; provided, however, that it is understood and agreed that any determination or action by the Board of Directors of the Company permitted under Section 6.3(b), Section 6.3(c), Section 6.3(d), Section 6.3(e) or Section 8.1(g) shall not be deemed to be a breach or violation of this Section 6.3(a).

(b) Notwithstanding the limitations set forth in Section 6.3(a), if the Company receives an unsolicited written Company Alternative Proposal (other than as a result of its material breach of Section 6.3(a)) that the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, constitutes or would be reasonably likely to result, after the taking of any of the actions referred to below, in a Company Superior Proposal, the Company may, or the Company may direct its Representatives to, (i) contact the third party making such Company Alternative Proposal or its Representatives to clarify the terms and conditions of such proposal; (ii) furnish nonpublic information with respect to the Company and its Subsidiaries to the third party (and its Representatives) making such Company Alternative Proposal, if, and only if, (A) all such information provided to such third party has previously been made available to Parent or is made available to Parent concurrently with such information being provided to such third party and (B) prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms substantially similar to the terms of the Confidentiality Agreement (it being understood that such confidentiality agreement may exclude from any standstill restriction the making by such third party of a Company Alternative Proposal in accordance with the terms of this Section 6.3 with the consent of the Board of Directors of the Company); and (iii) participate in discussions or negotiations with the third party (and its Representatives) with respect to the Company Alternative Proposal.

(c) From and after the execution of this Agreement, the Company shall promptly, and in any event within 48 hours following receipt thereof, advise Parent orally and in writing of the receipt, directly or indirectly, of any Company Alternative Proposal (including any material modification to such proposal) and any determination by the Board of Directors of the Company under Section 6.3(b), which notification shall identify the offeror and include a copy of any such proposal, if it is in writing, or a written summary of the material terms and conditions of the Company Alternative Proposal. In addition, the Company shall keep Parent reasonably informed on a reasonably current basis, and in any event within 48 hours following receipt thereof, with respect to any material development relating to such proposal, including the entering into discussions or negotiations and the results of such discussions or negotiations and any changes in material terms or conditions based thereon. In the event of any Company Change in Recommendation, the Company shall provide Parent with the Company’s shareholder lists and, following a Company Change in Recommendation, Parent may contact the Company’s shareholders and prospective investors without regard to the limitations set forth in Section 6.7, subject to Parent’s compliance with applicable Law.

(d) The Board of Directors of the Company may (A) change, withhold or withdraw (or modify or amend in a manner adverse to Parent) the Company Recommendation, or publicly propose to change, withhold or withdraw (or modify or amend in a manner adverse to Parent) the Company Recommendation, or (B) recommend or approve, or propose publicly to recommend or approve, any Company Alternative Proposal that constitutes a Company Superior Proposal (any such action, a “Company Change in Recommendation”) if:

(i) the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors of the Company to effect a Company Change in Recommendation is reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable Law;

(ii) the Company has provided Parent six Business Days’ written notice advising Parent of the material terms and conditions of such Company Superior Proposal and its intention to make a Company Change in Recommendation (a “Recommendation Change Notice”) (it being understood and agreed that no such notice is required for a Company Change in Recommendation not made in response to or as a result of a Company Superior Proposal); and

(iii) the Board of Directors of the Company has taken into account any revised proposal made by Parent to the Company within six Business Days of providing Parent with a Recommendation Change Notice (the “Recommendation Change Notice Period”) and again has determined in good faith, after consultation with its legal and financial advisors, that the proposal from the third party that was described in the Recommendation Change Notice remains a Company Superior Proposal; provided that, if the third party whose proposal was described in the Recommendation Change Notice modifies or amends such proposal to increase the consideration to be paid or amends other material terms during the Recommendation Change Notice Period, a new six Business Day period shall begin for purposes of this Section 6.3(d)(iii) prior to the Board of Directors of the Company making a Company Change in Recommendation pursuant to this Section 6.3(d).

(e) Nothing contained in this Section 6.3 or this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, it being understood that a “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the shareholders of the Company) shall not be deemed to be or constitute a Company Change in Recommendation; (ii) complying with Item 1012(a) of Regulation M-A under the Exchange Act; (iii) making any disclosure to its shareholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside legal counsel), failure to so disclose is reasonably likely to be inconsistent with applicable Law; or (iv) informing any Person of the existence of the provisions contained in this Section 6.3. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company that describes the Company’s receipt of a Company Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a withdrawal or modification, or proposal by the Board of Directors of the Company to withdraw or modify, the Company Recommendation, an adoption or recommendation with respect to such Company Alternative Proposal, or a Company Change in Recommendation.

(f) The Company shall immediately cease and cause to be terminated any existing negotiations or discussions with any third party conducted heretofore with respect to any Company Alternative Proposal. The Company shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each Person, if any, that has heretofore executed a confidentiality agreement within the 12 months immediately prior to the date of this Agreement in connection with such Person’s consideration of a Company Alterative Proposal return or destroy all confidential information or data heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(g) As used in this Agreement, “Company Alternative Proposal” shall mean any unsolicited bona fide proposal or offer made, or any indication of interest in making a proposal or offer, by any Person or group prior to the receipt of the Company Shareholder Approval (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger or business combination or similar transaction, including any single or multi-step transaction or series of related transactions, with the Company or any of its Subsidiaries; (ii) the direct or indirect acquisition (by purchase, tender offer, exchange offer or otherwise) by any Person of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) the acquisition by any Person or group of 20% or more of the issued and outstanding Company Ordinary Shares or any other class of capital stock of the Company or any of its Subsidiaries (or any securities convertible into any of the foregoing); (iv) the exclusive, long term license of Trademarks of the Company and its Subsidiaries to any third party if such license would be material to the Company and its Subsidiaries, taken as a whole; (v) any recapitalization transaction in which the shareholders of the Company receive a payment or distribution in the form of cash, debt securities or securities with a limited life; or (vi) any combination of the foregoing.

(h) As used in this Agreement, “Company Superior Proposal” shall mean a written Company Alternative Proposal for or in respect of 50% or more of the outstanding Company Ordinary Shares or all or substantially all of the Company’s and its Subsidiaries’ assets that, in the good faith determination of the Board of Directors of the Company, is reasonably capable of being consummated, made by any Person that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Board of Directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), is on terms that are more favorable, from a financial point of view, to the shareholders of the Company than the transactions contemplated by this Agreement, including the Merger, and the completion of which is not conditioned on the receipt of financing.

Section 6.4 FILINGS, OTHER ACTIONS.

(a) COVENANTS OF THE COMPANY WITH RESPECT TO PROXY STATEMENT. As promptly as reasonably practicable following the date of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC the Proxy Statement, which shall, except to the extent provided in Section 6.3, include the text of this Agreement, the fairness opinion referred to in Section 4.26 hereof and the Company Recommendation, and the Company shall use its reasonable best efforts, after consultation with Parent, to respond to any comments by the SEC staff in respect of the Proxy Statement and have the Proxy Statement cleared by the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement or any amendments or supplements thereto. Subject to applicable Law, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company. The Company agrees that (i) none of the information with respect to the Company or its Subsidiaries to be included or incorporated by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to statements made or incorporated by reference therein with respect to Parent or Merger Sub to the extent based on information supplied by Parent or Merger Sub or any Representative or Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein; and (ii) the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letters to shareholders, notices of meeting, proxy statement and forms of proxies to be distributed to shareholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the “Proxy Statement.” Any information required under the BC Act and the Company’s Memorandum of Association and Articles of Association in connection with duly calling, giving notice of, convening and holding the Company Meeting shall be contained in the Proxy Statement, which information shall be prepared by the Company in accordance with the BC Act and the Company’s Memorandum of Association and Articles of Association. If at any time prior to the Company Meeting any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly inform Parent and shall file such amendment or supplement with the SEC and, if required by applicable Law, the Company shall mail such amendment or supplement to the Company’s shareholders. Any expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) shall be paid by the Company.

(b) COVENANTS OF PARENT WITH RESPECT TO PROXY STATEMENT. Parent agrees that none of the information with respect to Parent or its Subsidiaries provided by or on behalf of Parent to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by either Parent or Merger Sub with respect to statements made or incorporated by reference therein to the extent based on information supplied by the Company or any Representative or Affiliate of the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. If at any time prior to the Company Meeting any event or circumstance relating to Parent or any of its Subsidiaries, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, Parent shall promptly inform the Company (which shall file such amendment or supplement with the SEC) and, if required by applicable Law, mail such amendment or supplement to the Company’s shareholders.

(c) COOPERATION. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement.

(d) SHAREHOLDER MEETING. Subject to the other provisions of this Agreement and unless this Agreement has been terminated pursuant to Section 8.1, the Company shall take all action necessary in accordance with the BC Act and its Memorandum of Association and Articles of Association to duly call, give notice of, convene and hold a meeting of its shareholders to be held as promptly as reasonably practicable at a location in the United States of America following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (the “Company Meeting”) and, subject to Section 6.3 of this Agreement, shall, through its Board of Directors, recommend to its shareholders the approval of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Meeting (but not beyond the Termination Date) if in the good faith judgment of the Board of Directors of the Company or any committee thereof (after consultation with its outside legal advisors) such delay or postponement of the Company Meeting is consistent with its fiduciary duties under applicable Law. Subject to Section 6.3 of this Agreement and unless this Agreement has been terminated pursuant to Section 8.1, the Company will use its reasonable best efforts to solicit from its shareholders proxies to be exercised in favor of the approval of this Agreement and the Merger. Notwithstanding the foregoing, unless this Agreement is terminated in accordance with Section 8.1, the Company will take all of the actions contemplated by this Section 6.4, regardless of whether the Board of Directors of the Company shall have effected a Company Change in Recommendation; provided that in such event and notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub make no representation or warranty as to the validity of the Company Meeting or the Merger under the BC Act, this Agreement or otherwise.

Section 6.5 EMPLOYEE MATTERS.

(a) With respect to all deferred amounts credited under the Company’s Amended and Restated Deferred Compensation Plan (the “Deferred Compensation Plan”), at the Effective Time, the Company will, or as soon as practicable thereafter the Surviving Corporation will, terminate such plan and make a cash lump sum payment in an amount equal to the amount credited to the applicable participant’s account under the Deferred Compensation Plan, less any required withholding Taxes.

(b) (i) Through December 31, 2010, the employees of the Company and its Subsidiaries employed primarily in the United States who remain in the employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to such employees of the Company and its Subsidiaries immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

(ii) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent for all purposes under any employee benefit plan, program, arrangement or agreement in which such Continuing Employee may become eligible to participate maintained by Parent or any of its Affiliates (including the Surviving Corporation) (other than any post employment health or post employment welfare plan) to the extent credited under the analogous Company Benefit Plan; provided, however, that in no event shall the Continuing Employees be entitled to such service credit (i) for purposes of benefit accrual under any defined benefit pension plan or (ii) if it would result in duplication of benefits with respect to the same period of service.

(iii) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific Person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, or understandings of Parent, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, or understanding for any purpose. Without limiting the scope of this Section 6.5, nothing in this Section 6.5 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than Parent, the Company and their respective successors and assigns. The Company shall take all actions reasonably necessary to effectuate the provisions of Section 6.5(c) of the Company Disclosure Schedule. The Company shall provide Parent with copies (and a reasonable opportunity to provide comments) with respect to any material communication to employees of the Company in connection with the proposed Merger that relates to the Company employees’ compensation and benefits.

(iv) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employee and such individual’s spouse and eligible dependents to the extent that such conditions and exclusions were satisfied or did not apply to such employee and such individual’s spouse and eligible dependents under the welfare plans of the Company and its Subsidiaries immediately prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(v) With respect to the employees of the Company who are employed primarily outside the United States, following the Effective Time, Parent and its Subsidiaries will provide such employees with employee benefits in accordance with applicable Law.

Section 6.6 REASONABLE BEST EFFORTS.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances and approvals, including the Government Approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including the Merger, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement, including the Merger.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than 30 days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, clearances or approvals are required to be obtained from, any third parties or other Governmental Authorities (including any non-U.S. jurisdiction) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (y) promptly making all such filings and seeking all such consents, permits, authorizations or approvals; and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including the Merger, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Regulatory Law with respect to the transactions contemplated hereby, including the Merger, and to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), provided that, nothing in this Agreement or this Section 6.6 shall require Parent to take or to agree to take (and the Company shall not, and shall not agree to take, without Parent’s prior written consent) any Adverse Antitrust Action.

(c) Parent and the Company will cooperate and consult with each other in connection with the making of all registrations, filings, notifications and any other material actions pursuant to this Section 6.6, including, subject to applicable legal limitations and the instructions of any Governmental Authority, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Subsidiaries to a Governmental Authority or received from a Governmental Authority in connection with the transactions contemplated by this Agreement, including the Merger; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address privilege or confidentiality concerns. Parent and the Company will (i) furnish to the other party such information and assistance as such party reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authorities; (ii) promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Authorities in connection with the transactions contemplated by this Agreement, including the Merger; and (iii) consult with the other parties in advance of any meeting or conference, whether in-person or by telephone, with any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative, arbitral or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement, including the Merger, as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including the Merger. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.6 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 6.6.

(e) If any objections are asserted with respect to the transactions contemplated hereby, including the Merger, under any Regulatory Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby, including the Merger, as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to resolve any such objections or challenges that such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby, including the Merger.

(f) Notwithstanding anything in this Agreement to the contrary, reasonable best efforts does not require Parent to take the following actions: (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (each, an “Adverse Antitrust Action”).

Section 6.7 PRESS RELEASES. The Company and Parent will consult with and provide each other the opportunity to review in advance the initial press release by either the Company or Parent concerning this Agreement and the transactions contemplated hereby, including the Merger. Following such initial press release(s), neither party shall issue any press release or public statement concerning this Agreement and the transactions contemplated hereby, including the Merger, without the prior approval of the other party (except with respect to a Company Alternative Proposal, Company Superior Proposal or Company Change in Recommendation or any action taken pursuant thereto, or with respect to any dispute among the parties regarding this Agreement and the transactions contemplated hereby, including the Merger) (which approval shall not be unreasonably withheld or delayed), except as may be required by Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.8 SECTION 16 MATTERS. Prior to the Effective Time, the Company shall use its reasonable best efforts to approve in advance, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters, any dispositions of Company Ordinary Shares (including derivative securities with respect to Company Ordinary Shares) resulting from the transactions contemplated by this Agreement, including the Merger, by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act (or who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the transactions contemplated by this Agreement, including the Merger).

Section 6.9 MERGER SUB. Parent shall (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any Indebtedness.

Section 6.10 TAX MATTERS. During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with past practice; pay all Taxes due and payable in respect of such Tax Returns; accrue a reserve in the books and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Tax Return is due prior to the Closing Date; and promptly notify Parent of any suit, claim, action, investigation, proceeding, or audit with respect to Tax Matters (collectively, “Actions”) that is or becomes pending against or with respect to the Company or any of its Subsidiaries and not settle or compromise any such Action without Parent’s consent (which will not be unreasonably withheld).

Section 6.11 CREDIT AGREEMENT. If any required consent under the Credit Agreement in connection with the transactions contemplated hereby, including the Merger, is not obtained by Parent or, at Parent’s request, the Company, prior to the Effective Time, immediately at or prior to the Effective Time, Parent shall, or shall provide the Company with the funds necessary to, repay and discharge in full all amounts outstanding pursuant to the terms of the Credit Agreement, and the Company shall repay and discharge such indebtedness promptly upon receipt of such funds and in a manner acceptable to the other parties to the Credit Agreement.

Section 6.12 STOCK EXCHANGE DELISTING. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Market in respect of the Company Shareholder Approval and to cause the delisting of the Shares from the NASDAQ Global Market as promptly as practicable after the Effective Time and deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Section 6.13 SHAREHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its officers and directors relating to the transactions contemplated hereby, including the Merger, and no such settlement shall be agreed to without Parent’s prior written consent.

Section 6.14 INDEMNIFICATION AND INSURANCE.

(a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) as provided in the Company’s Memorandum of Association and Articles of Association and any indemnification agreements set forth in Section 4.17(a) of the Company Disclosure Schedule as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the Effective Time, or such longer period as may be necessary with respect to any claim or action with respect to which an Indemnitee is entitled to indemnification that is brought during such period and not finally resolved by such sixth anniversary date, Parent shall cause the memorandum of association and articles of association of the Surviving Corporation (or the organizational documents of any successor thereto) to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s Memorandum of Association and Articles of Association, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of the Indemnitees thereunder.

(b) For the six-year period commencing immediately after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Persons who are currently (and any additional Persons who at or prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to such coverage, and in an amount, no less favorable to such individuals than the policies in effect on the date of this Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Effective Time, provided that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 200% of the current aggregate annual premiums, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 200% of the current aggregate annual premiums. At Parent’s option, Parent may purchase prior to the Effective Time a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time covering the transactions contemplated hereby, including the Merger, so long as the cost thereof is not in excess of 600% of the current aggregate annual premiums; provided, however, that if, prior to the Effective Time, the Company can obtain such tail prepaid policy for less than 200% of the current aggregate annual premiums, the Company may obtain such tail prepaid policy without the prior consent of Parent. If such tail prepaid policy has been obtained by Parent or the Company, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(c) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.14.

(d) The provisions of this Section 6.14 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives, and (ii) are in addition to, and not in substitution for, and shall not impair any other rights to indemnification or contribution that any such Person may have under the Company’s Memorandum of Association and Articles of Association, or the comparable organization documents of the Surviving Corporation or any of its Subsidiaries, whether pursuant to any indemnification agreement set forth in Section 4.17(a) of the Company Disclosure Schedule, under applicable Law or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.14 shall not be terminated or modified in such a manner so as to adversely affect the rights of any Indemnitee unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification. Parent shall ensure that the Surviving Corporation complies with all of its obligations under this Section 6.14.

Section 6.15 CONDUCT OF BUSINESS BY PARENT. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, unless the Company shall otherwise consent (which request for consent shall be considered in good faith by the Company), Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) acquire or propose to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof that sells sunglasses or non-prescription reading glasses in the United States, if such acquisition is subject to the reporting requirements of the HSR Act and could reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby, including the Merger, or (b) acquire or propose to acquire beneficial ownership of shares of capital stock of the Company or any of its Subsidiaries, except for any and all such acquisitions not in excess of the total aggregate amount set forth in Section 6.15(b) of the Parent Disclosure Schedule.

Section 6.16 SUPPORT AGREEMENT. To the extent that ownership of Company Ordinary Shares in respect of any shareholder of the Company that is a party to the Support Agreements (a “Lockup Shareholder”) is held in “street” name, the Company will, to the extent that such action is being requested pursuant to the Support Agreements, use its reasonable best efforts to facilitate the issuance of certificates for Company Ordinary Shares in the name of the Lockup Shareholder as promptly as practicable after the date of this Agreement (and in any event within ten Business Days after the date of this Agreement). The Company acknowledges that it has no objection to the form of proxy contained in the Support Agreement. The Company agrees not to register the transfer of any Company Ordinary Shares, Company Stock Options or Restricted Stock Units subject to the Support Agreement during the term of the Support Agreement without the prior written consent of Parent (which consent will not be withheld or delayed in connection with any transfer expressly permitted by Section 4.6 of the Support Agreement).

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with the BC Act and the Company’s Memorandum of Association and Articles of Association.

(b) No Order or Actions. No Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority, or shall otherwise be in effect (whether temporary, preliminary or permanent) (collectively, “Restraint”), that has the effect of enjoining, restraining, prohibiting or preventing consummation of the Merger and which shall then be in effect, and there shall not be threatened in writing, instituted or pending any action by any Governmental Authority seeking to effect an Adverse Antitrust Action.

(c) Antitrust Laws. Any applicable waiting period under the HSR Act and any other Regulatory Laws applicable to the transactions contemplated hereby, including the Merger, shall have expired or been earlier terminated or, in the case of any such required approval, shall have been obtained.

Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement is further subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may, to the extent permitted by Law, be waived by the Company):

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by Parent Material Adverse Effect shall be true and correct in all respects, and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not qualified by Parent Material Adverse Effect shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein), in the case of each of clauses (i) and (ii) as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except in the case of each clauses (i) and (ii) for such failures to be true and correct as would not in the aggregate have a Parent Material Adverse Effect;

(b) Performance of Covenants. Each of Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

(c) Certificate of Officer. Parent shall have delivered to the Company a certificate executed by an executive committee member (in the case of Parent) and a senior officer (in the case of Merger Sub) certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligation of Parent and Merger Sub to effect the Merger and to otherwise consummate the transactions contemplated by this Agreement is further subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that any one or more of the following conditions may, to the extent permitted by Law, be waived by Parent):

(a) Representations and Warranties. Except as set forth in the next sentence, (i) the representations and warranties of the Company set forth in this Agreement that are qualified by Company Material Adverse Effect shall be true and correct in all respects, and (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by Company Material Adverse Effect shall be true and correct (without giving effect to any “materiality” qualifiers set forth therein), in the case of each of clauses (i) and (ii) as of the Closing Date as though made at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except in the case of each of clauses (i) and (ii) for such failures to be true and correct as would not in the aggregate have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Section 4.3(a) and the first sentence of Section 4.3(d) shall be true and correct in all material respects at and as of the Closing Date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period);

(b) Performance of Covenants. The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) Certificate of Officer. The Company shall have delivered to Parent a certificate, executed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and

(e) Dissenting Shares. The number of Company Ordinary Shares for which written demand for payment has been made pursuant to Section 179 of the BC Act shall not exceed (i) 12.0% (inclusive of any 10.0% or greater shareholder of the Company) or (ii) 7.0% (exclusive of any 10.0% or greater shareholder of the Company), in each case with respect to the aggregate number of Company Ordinary Shares outstanding immediately before the Effective Time.

ARTICLE VIII

TERMINATION

Section 8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Section 8.1(b) through Section 8.1(h)), by notice from the terminating party to the other party or parties):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before September 30, 2010 (the “Termination Date”); provided, however, that if,

as of the Termination Date, all conditions to this Agreement shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing), other than the conditions set forth in Section 7.1(b) or Section 7.1(c), Parent may, by written notice to the Company, extend the Termination Date to December 31, 2010 and the Company shall then not have the right to terminate this Agreement as of September 30, 2010; provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any representation or warranty or failure to comply with or perform in any material respect any covenant under this Agreement that shall have proximately caused the Effective Time not to occur on or before the Termination Date;

(c) by either the Company or Parent if any Restraint prohibiting the Merger shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party who shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the action or event described in this Section 8.1(c) to occur;

(d) by either Parent or the Company if the Company Meeting (including any adjournments thereof) at which this Agreement shall have been voted upon shall have concluded and the Company Shareholder Approval shall not have been obtained;

(e) by the Company if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) is not cured within 15 Business Days after the Company has given Parent written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.1(e); provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to the Company if the Company is at that time in material breach of this Agreement;

(f) by Parent if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) is not cured within 15 Business Days after Parent has given the Company written notice of such breach and its intention to terminate this Agreement pursuant to this Section 8.1(f); provided, however, that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to Parent if Parent is at that time in material breach of this Agreement;

(g) by the Company if, prior to the receipt of the Company Shareholder Approval, the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that a Company Alternative Proposal is a Company Superior Proposal and has determined to enter into a definitive agreement with respect to such Company Alternative Proposal, provided that (i) the Company shall have materially complied with the applicable provisions of Section 6.3 in connection with such Company Alternative Proposal, (ii) the Company shall have provided Parent six Business Days’

written notice of the material terms and conditions of the Company Superior Proposal and its intention to terminate this Agreement pursuant to this Section 8.1(g) (a “Superior Proposal Notice”), and (iii) the Board of Directors of the Company has taken into account any revised proposal made by Parent to the Company within six Business Days of providing Parent with the Superior Proposal Notice (the “Superior Proposal Notice Period”) and again has determined in good faith, after consultation with its legal and financial advisors, that the proposal from the third party that was described in the Superior Proposal Notice remains a Company Superior Proposal; provided, further, that, if the third party whose proposal was described in the Superior Proposal Notice modifies or amends such proposal to increase the consideration to be paid for the Company Ordinary Shares or amends other material terms during the Superior Proposal Notice Period, a new six Business Day period shall begin for purposes of this Section 8.1(g); or

(h) by Parent (i) if the Board of Directors of the Company (or any committee thereof) shall have (A) made a Company Change in Recommendation, (B) determined that a Company Alternative Proposal constitutes a Company Superior Proposal, (C) provided a Superior Proposal Notice, (D) failed to publicly affirm the Company Recommendation or recommend against any Company Alternative Proposal within ten Business Days of Parent’s request to do so, or (E) resolved or otherwise determined to take, or announced an intention to take, any of the foregoing; or (ii) if the Company shall have materially breached its obligations in Section 6.3 so as to result in material harm to Parent or deprive Parent of a material benefit set forth in Section 6.3.

Section 8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the Confidentiality Agreement and the provisions of Section 8.2, Section 8.3 and Article IX), and there shall be no other liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, except liability arising out of an intentional breach of this Agreement or for fraud or as provided for in the Confidentiality Agreement, in which case, subject to Section 9.11 hereof, the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.

Section 8.3 TERMINATION FEE. Notwithstanding any provision in this Agreement to the contrary:

(a) If (i) this Agreement is terminated by the Company pursuant to Section 8.1(g), (ii) this Agreement is terminated by Parent pursuant to Section 8.1(h) or (iii) at any time after the date of this Agreement, (A) a Company Alternative Proposal is publicly proposed or disclosed by the Person or group making such Company Alternative Proposal (or, in the case of a termination pursuant to Section 8.1(b) or Section 8.1(f), is publicly proposed or disclosed or otherwise communicated to the Board of Directors of the Company) prior to and not irrevocably withdrawn at the time of the Company Meeting or resubmitted within three months after the date of the Company Meeting, and (B) this Agreement is terminated (x) by Parent or the Company pursuant to Section 8.1(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by application of the proviso of Section 8.1(b)), (y) by Parent or the Company pursuant to Section 8.1(d), or (z) by Parent pursuant to Section 8.1(f), and (C) prior to the first anniversary of the termination of this Agreement, any definitive agreement providing for a Qualifying Transaction shall have been entered into (irrespective of whether such agreement was entered into with the same Person or group who made the Company Alternative Proposal referred to in clause (A) above), then in any such event described in Section 8.3(a)(i), Section 8.3(a)(ii) or Section 8.3(a)(iii), the Company shall pay to Parent a fee of $18,330,425 (the “Termination Fee”) in cash by wire transfer in immediately available funds, such payment to be made in the case of (1) Section 8.3(a)(i) as a condition to the termination of this Agreement, (2) Section 8.3(a)(ii) within two Business Days following the termination of this Agreement and (3) Section 8.3(a)(iii) within two Business Days following the execution of any definitive agreement in respect of a Qualifying Transaction and less any amounts previously paid to Parent by the Company pursuant to Section 8.3(b), if any. It is understood and agreed that in no event shall the Company be required to pay the Termination Fee on more than one occasion. After payment of the Termination Fee is made, the Company shall have no further liability to Parent or Merger Sub with respect to this Agreement or the transactions contemplated hereby, including the Merger (provided that nothing herein shall release any party from liability for intentional breach of this Agreement or for fraud or as provided in the Confidentiality Agreement).

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(f) (other than for a termination in respect of the breach of a representation or warranty occurring after (and not as of) the date of this Agreement based on facts, events or circumstances occurring after (and not as of or prior to) the date of this Agreement), the Company shall pay to Parent an amount equal to the sum of the Transaction Expenses actually incurred by Parent at or prior to the termination of this Agreement for which Parent has not theretofore been reimbursed by the Company in cash by wire transfer in immediately available funds (provided that nothing herein shall release any party from liability for intentional breach of this Agreement or fraud or under the Confidentiality Agreement), such payment to be made following such termination and within two Business Days following delivery to the Company of notice of demand for such payment accompanied by reasonable supporting documentation of such Transaction Expenses. For purposes of this Agreement, “Transaction Expenses” means all reasonable and documented out-of-pocket expenses, fees and costs (including all reasonable and documented out-of-pocket fees and expenses of counsel, accountants, investment bankers, experts and consultants and all filing fees paid to any Governmental Authority) incurred by Parent or on its behalf in connection with or related to the transactions contemplated by this Agreement, including the Merger, including in connection with Parent’s due diligence investigation and the authorization, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Merger; provided, however, that the Company shall not have to pay Transaction Expenses in excess of $2.0 million in the aggregate (the “Transaction Expense Cap”) (which Transaction Expense Cap shall be increased if Parent receives a Request for Additional Information pursuant to the HSR Act (a “Second Request”), but only to the extent Parent incurs additional Transaction Expenses from and after the date of such Second Request; provided, however, that the Transaction Expense Cap shall not exceed $5.0 million).

(c) For purposes of this Agreement, “Qualifying Transaction” shall mean any (i) merger or business combination or similar transaction, including any single or multi-step transaction or series of transactions, with the Company or any of its Subsidiaries; (ii) direct or indirect acquisition (by purchase, tender offer, exchange offer or otherwise) by any Person or group of 35% or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) acquisition by any Person of 35% or more of the issued and outstanding Company Ordinary Shares or any other class of capital stock of the Company or any of its Subsidiaries (or any securities convertible into any of the foregoing), or (iv) combination of the foregoing.

(d) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, including the Merger, and that, without these agreements, Parent would not enter into this Agreement. Parent and the Company agree that the Termination Fee does not constitute a penalty, but is liquidated damages in a reasonable amount that will compensate Parent, in the circumstances in which the Termination Fee is payable, for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, including the Merger, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, except in the case of liability of a party for intentional breach of this Agreement or for fraud or under the Confidentiality Agreement, receipt of payment of the amounts set forth in this Section 8.3 shall be the sole and exclusive remedy of Parent, Merger Sub and their Affiliates and their respective directors, officers, employees, agents, stockholders, general or limited partners, managers, members, representatives or assignees, in each case whether former, current or future, for any loss or damage suffered as a result of the failure of the transactions contemplated hereby, including the Merger, to be consummated.

(e) If the Company fails to pay Parent the any amount required to be paid pursuant to this Section 8.3 when due, the Company shall pay the costs and expenses (including reasonable and documented out-of-pocket legal fees and expenses) incurred by Parent in connection with the collection under and enforcement of this Section 8.3, and shall pay interest on any such amount not paid when due at the rate of 5% per annum from the applicable date such amount became due and owing through and including the date of payment (calculated on the basis of a 360-day year).

Section 8.4 PROCEDURE FOR TERMINATION. A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by its board of directors or, to the extent permitted by Law, the duly authorized designee of its board of directors, and in the case of the Company, to the extent permitted by Law, action by the Board of Directors of the Company or any committee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for such termination. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

ARTICLE IX

MISCELLANEOUS

Section 9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall not survive the Effective Time. Each covenant or agreement of the parties in this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

Section 9.2 EXPENSES. Except as set forth in Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 9.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by fax or .pdf), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by fax, .pdf or otherwise) to the other parties.

Section 9.4 GOVERNING LAW. Except to the extent that the internal Laws of the British Virgin Islands or the State of Delaware apply in respect of the procedural aspects of the Merger that are set forth in Article II of this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, other than Section 5-1401 of the New York General Obligations Law.

Section 9.5 JURISDICTION; ENFORCEMENT; WAIVER OF JURY TRIAL.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in a federal court located in the Borough of Manhattan, City of New York, State of New York, or, if not able to be brought in such court, in a state court located in the Borough of Manhattan, City of New York, State of New York (as applicable, the “New York Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding, generally and unconditionally, to the personal jurisdiction of the New York Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement, including the Merger, in any court other than the New York Courts (other than to enforce a judgment of the New York Courts). Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the New York Courts for any reason other than the failure to serve in accordance with this Section 9.5, (ii) any claim that it is exempt or immune from jurisdiction of any New York Court or from any legal process commenced in such New York Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such New York Court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such New York Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6, or in such other manner as may be permitted by applicable Law, will be valid and sufficient service thereof.

(b) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5(B).

Section 9.6 NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

(a)	if to Parent or Merger Sub, to:

Essilor International

147, rue de Paris

94227 Charenton-le-Pont

France

Attention: The Director for Legal Affairs and Group Development

Telecopy: +33.1.49.77.43.05

with a copy (which shall not constitute notice) to:

Jones Day

120, rue du Faubourg Saint-Honoré

75008 Paris

France

Attention: Linda Hesse

Telecopy: +33.1.56.59.39.38

(b)	if to the Company, to:

FGX International Holdings Limited

500 George Washington Highway

Smithfield, RI 02917

United States of America

Attention: General Counsel

Telecopy: (401) 231-3818

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

United States of America

Attention: Richard J. Grossman

Telecopy: (212) 735-2000

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day). Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void; provided that Merger Sub may assign the rights and obligations of Merger Sub to another direct or indirect wholly-owned Subsidiary of Parent organized under the Laws of the British Virgin Islands or the State of Delaware (in which case the provisions of Article II shall be deemed modified without further action of the parties to the extent necessary to effect the Merger in accordance with the Laws of the British Virgin Islands and/or the State of Delaware, as applicable) without the consent of any of the parties hereto, provided that Parent remains liable for all obligations of Merger Sub and any such assignee under this Agreement.

Section 9.8 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 9.9 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) the rights of the holders of Company Ordinary Shares to receive the Merger Consideration at the Effective Time, (b) the right of holders of Company Stock Options and Restricted Stock Units to receive the consideration provided for in Section 3.3 of this Agreement at the Effective Time and (c) the provisions set forth in Section 6.14, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10 REMEDIES CUMULATIVE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

Section 9.11 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity (including, in the case of damages sought by the Company, damages based on the consideration payable to the shareholders of the Company pursuant to the terms of this Agreement).

Section 9.12 AMENDMENT; WAIVER; EXTENSION.

(a) Except as set forth in Section 2.2 of this Agreement in respect of Section 2.2 of the Parent Disclosure Schedule, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after the receipt of the Company Shareholder Approval, no amendment to this Agreement shall be made except as permitted by applicable Law. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. Except as expressly set forth in this Agreement, the failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term or condition hereof (whether or not similar).

(b) At any time prior to the Effective Time, the Company, on the one hand, and Parent (on behalf of Parent and Merger Sub), on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by the other party, or (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.13 NO LIMITATION. It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement shall be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement shall be given full, separate and independent effect and nothing set forth in any provision herein shall in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

Section 9.14 DELIVERY. For purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “provided to Parent,” “made available to Parent” or similar expressions shall mean that the Company has: (a) posted such materials to the electronic data room posted by the Company at https://services.intralinks.com as in effect at 2:00 p.m., Eastern time, on December 15, 2009 and has given Parent and its Representatives access to the materials so posted; (b) set forth such materials in the Company Disclosure Schedule; or (c) has otherwise delivered a written copy to Parent no later than 2:00 p.m., Eastern time, on December 15, 2009.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ESSILOR INTERNATIONAL

BY:	/s/ Carol Xueref
Name: Carol Xueref
Title: Director for Legal Affairs and Group Development

1234 ACQUISITION SUB INC.

BY:	/s/ Carol Xueref
Name: Carol Xueref
Title: Director

FGX INTERNATIONAL HOLDINGS LIMITED

BY:	/s/ Alec Taylor
Name: Alec Taylor
Title: CEO

69